Exhibit 10.1

[Execution Version]

Contract No. ___

CONTRACT

FOR THE SUPPLY OF DFC® COMPONENTS

FROM FUELCELL ENERGY INC. (SELLER)

TO POSCO ENERGY (BUYER)

October 31, 2012

Confidential treatment requested as to certain portions of this exhibit marked with an *. Such portions have been redacted and filed separately with the SEC.

PURCHASE AND SALE CONTRACT

This PURCHASE AND SALE CONTRACT (the “Contract”) is made and entered into this 31st day of October, 2012, (the “Effective Date”) by and between POSCO Energy CO., LTD. (formerly POSCO Power), a corporation duly organized and existing under the laws of the Republic of Korea having a place of business at POSCO Center, 440 Teheran-ro, Gangnam-gu, Seoul 135-777, Korea (hereinafter referred to as “POSCO Energy” or the “Buyer”) and FuelCell Energy, Inc., a corporation duly organized and existing under the laws of the State of Delaware, U.S.A., with its principal office at 3 Great Pasture Rd., Danbury, Connecticut, U.S.A. (hereinafter referred to as “FCE” or the “Seller”). Buyer and Seller are hereinafter sometimes referred to individually as a “Party” or collectively as the “Parties.”
Each of the Parties acknowledges and agrees that all aspects of the performance by the Parties under the terms of this Contract, and all other dealings between the Parties in connection therewith, shall be governed by the principle of good faith and fair dealing. Further, each Party agrees that it will perform its functions under this Contract in cooperation with the other Party and in accordance with prevailing industry standards.
RECITALS:

WHEREAS, POSCO ENERGY and FCE signed a Memorandum of Understanding (“MOA”) on April 30 2012 in which the Parties agreed upon the framework for a purchase by POSCO ENERGY of DFC Module Kits from FCE (the “2012 Purchase Contract MOA”);
WHEREAS, consistent with the framework as described in the 2012 Purchase Contract MOA, the Buyer desires to purchase, and the Seller desires to sell, the DFC Components Kits as described hereunder; and
WHEREAS, the Seller and the Buyers acknowledge and agree that the Buyer may, without assuming any obligations set forth in this Contract, assign its rights and obligations to NewCo, if established, subject to the requirements of Section 17.1 hereunder. In the event of any other assignment of this Contract by either Party, the assignee shall assume, in writing (in form and substance reasonably satisfactory to the other Party), the rights and obligations of the assigning Party under this Contract.
Now, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants and undertakings hereinafter provided, the Parties hereto agree as follows:
1. DEFINITIONS

Unless the context otherwise requires, the following words shall have the following meanings assigned to them in this Article 1. Where the context requires, (i) words importing the singular only also include the plural; (ii) words importing person(s) include corporations and vice versa; (iii) references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (iv) the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the words “will” and “shall” shall be deemed to be interchangeable; and (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to those instruments.

1.1	“2011 Purchase and Sale Contract” means the contract executed by the Parties as of May 26, 2011 as to the purchase and sale of the DFC Components Kits manufactured by Seller.

1.2	“Advance Payment Guarantee” has the meaning ascribed to it in Section 4.2.2.

CONFIDENTIAL

1.3
“Balance of Plant” or “BOP” means all subsystems for operation and generation of electrical power by DFC's MCFCs in one or more stacks and including, but not limited to, fuel pre-treatment boilers, water recovery, fuel exhaust burner, inverter, control system, utility interface and start-up and stand-by equipment. For the avoidance of doubt, BOP shall mean all components of the DFC Power Plant other than the Fuel Cell Stack Module.

1.4	“Balance of Plant Skid” or “BOP Skid” means structural skid(s) with all BOP components for the Power Plant with the exception of the Fuel Cell Module.

1.5	“Buyer’s Carrier” shall mean the freight forwarder engaged by Buyer at Buyer’s sole discretion, to which Buyer shall assign responsibility for taking delivery of the Equipment.

1.6
“Buyer’s Receiving Site” shall mean a location in the same country as the Seller’s Delivery Site for DFC Modules, Non-Repeating Components, and/or Repeating Components; and which location shall otherwise be designated at the sole discretion of the Buyer.

1.7
“Commissioning” shall mean that period which begins with the first achievement of the idle condition (“Hot Standby”) at the Site, after installation of BOP, Module, and related equipment in accordance with the DFC Manuals or POSCO Plant Manuals and execution of the Certificate of Mechanical Completion (CMC), and ends with Final Acceptance.

1.8
“Consumables” shall mean the water treatment salts, catalysts, adsorbents, purge gases, specialty gases, filters, gaskets, o-rings, fasteners and washers which are specified in the Service Provider’s maintenance manual and necessary for the Power Plant to perform its functions. Specifically excluded from the definition of “Consumables” are Utilities.

1.9
“Contract” means this contract and the Annexes hereto, the Specifications and all other agreements and documents, including the amendments and supplements duly made hereto between the Buyer and the Seller to ascertain the rights and obligations of the Parties upon agreement.

1.10“Contract Price” means the total amount to be paid by the Buyer to the Seller as provided in Annex A hereof, which shall be subject to any valid adjustments made through the application of the relevant provisions hereof.

1.11
“Contract Year” means the period commencing on November 1 of any calendar year and ending on October 31 of the immediately following calendar year, except for Contract Year 2013, which means the period commencing on May 1, 2013 until October 31, 2013.

1.12	“Contract Year 2015 Invoicing Date” has the meaning ascribed to it in Section 4.2.4 A.

1.13	“Contract Year 2016 Invoicing Date” has the meaning ascribed to it in Section 4.2.4 A.

1.14	“Day” and “Month” mean a calendar day and month respectively according to the Gregorian calendar.

1.15	“Delivery Milestones” has the meaning ascribed to it in Section 3.2.1 (C).

CONFIDENTIAL

1.16	“DFC Components” means a quantity of Repeating Components (RC) and Non-Repeating Components (NRC) from which a complete DFC Module may be assembled.

1.17	“DFC Component Kit” or “Module Kit” shall mean one set of RC and NRC (DFC Components) and other components necessary for the assembly of one complete DFC Module.

1.18	“DFC Components Specifications” means the specifications attached to this Contract as Appendix B.

1.19
“DFC Manuals” means the documents normally prepared and routinely provided by Seller which contain, but are not necessarily limited to, instructions for installation, operation, initial start-up, field procedures, instrumentation and controls, and maintenance of the DFC Plants.

1.20
“DFC Module” means those components which comprise the fuel cell stack itself, including the stack enclosure vessel, the fuel cell stack and its supporting hardware, including individual fuel cells and cell assemblies, anodes, cathodes, current collector plates, matrixes, manifolds, instrumentation, assembly and compression hardware and/or the stack enclosure vessel.

1.21	“DFC Power Plants” or “DFC Plants” means the complete power plants manufactured by Seller at the facilities of Seller or its sub-vendors, including BOP and DFC Modules.

1.22	“DFC Specifications” means the documents prepared by Seller containing performance specifications for the DFC Plants.

1.23	“Dispute” shall have the meaning set forth in Section 15.1.

1.24	“Documentation” shall have the meaning specified in Section 3.4.3.

1.25	“Effective Date” means the date first written above.

1.26
“Engineer” means the person designated by the Buyer as engineer, with notification of such designation being sent to the Seller, for the purpose of the inspection and testing stipulated in Article 9 hereof, or in absence of such notification, the word Engineer means the Buyer or its duly authorized representatives.

1.27
“Equipment” means the DFC Components Kits, Repeating Components, Non-Repeating Components, and/or any machinery, equipment, apparatus, instruments, ship loose items, materials and other items which may be supplied by Seller pursuant to this Contract.

1.28
“EXW” or “Ex Works” shall have the meaning assigned as published by the United Nations Commission on International Trade Law in the “International Commercial Terms (INCOTERMS 2010) ” as amended, except as may be otherwise provided herein.

1.29
“Facilities” means the connections, interfaces, and supporting equipment for the Plant, including the support system, slab or pedestal on which the Plant is located, fuel supply, electrical distribution system, and equipment connected to the Plant’s interface points but excluding the Plant itself.

CONFIDENTIAL

1.30	“FA Test” shall have the meaning set forth in Section 9.2.1.

1.31
“FCE Products” shall mean DFC Power Plants currently designated DFC300MA, DFC1500 and DFC3000 with introductory ratings of 300 kW, 1.4 MW and 2.8 MW, respectively and modifications and improvements thereof, regardless of how designated by Seller, which are made available, or in the future may be made available, for commercial use or sale by Seller.

1.32	“FM Notice” shall have the meaning set forth in Section 14.1.

1.33
“Force Majeure” shall mean unforeseen circumstances beyond the reasonable control and without the fault or negligence of either Party and which such Party is unable to prevent or provide against the exercise of reasonable diligence including, acts of God, any acts or omissions of any civil or military authority, earthquakes, strikes or other labor disturbances, wars (declared or undeclared), terrorist and similar criminal acts, epidemics, civil unrest and riots.

1.34
“Fuel Cell Module”, “DFC Module” or “Module” shall mean those components which comprise the fuel cell stack itself, including the stack enclosure vessel, the fuel cell stack, ship loose items related to the module end post and its supporting hardware, including individual fuel cells and cell assemblies, anodes, cathodes, current collector plates, matrixes, manifolds, instrumentation, assembly and compression hardware and/or the stack enclosure vessel, purchased by the Buyer pursuant to this Contract, the description and the quantity of which are set forth in Annex A to this Contract.

1.35	“Hindered Party” and “Non-Hindered Party” shall have, respectively, the meaning set forth in Section 14.1.

1.36	“ICC” shall have the meaning set forth in Section 15.2.

1.37	“Initial Down-payment” has the meaning ascribed to it in Section 4.2.1.

1.38	“Inspection Report” shall have the meaning set forth in Section 9.1.

1.39
“Master Services Agreement” means (i) the agreement executed between the Parties as of April 4, 2008 as the same may be modified, amended, or novated from time to time in accordance with the terms and conditions thereof, or (ii) the agreement to be executed between the Parties regarding each Party’s respective obligations as to the maintenance and operation of the DFC Plants or POSCO Plants, as the case may be, purchased by a Third Party Owner.

1.40	“Module Specifications” mean the Specifications attached to this Contract as Appendix A.

1.41	“NewCo” means a company to be established by Buyer in Korea to construct, assemble, manufacture, use, sell, import, distribute, maintain, service and/or repair the POSCO Products and POSCO Parts

1.42	“Non-Repeating Components” or “NRC” means parts and components of the DFC Modules other than RC, necessary to assemble a DFC Module.

1.43	“NRC Localization Plan” means the agreement executed between the Parties as of April 24, 2012 regarding a detailed plan of NRC procurement from Korean vendors.

CONFIDENTIAL

1.44	“POSCO Plant” or “Plant” shall mean the carbonate-based fuel cell power plant which is manufactured by Buyer using the Direct FuelCell® technology of the Seller.

1.45	“POSCO Plant Specifications” means the documents prepared by Buyer or POSCO Affiliate, which contain performance specifications for the POSCO Plant, as further described in paragraph 3.4.4 hereunder.

1.46	“POSCO Plant Manuals” means the documents prepared by Buyer or POSCO Affiliate which contain instructions for installation, operation, and maintenance of the POSCO Plant.

1.47
“POSCO Energy Fuel Cell Stack Module Manufacturing Facility” means a facility in Korea for stack assembly and conditioning activities to complete the manufacture of DFC Modules using DFC Components Kits.

1.48	“POSCO Products” means any products, regardless of designation, which are the same as, or a modification or derivation in whole or in part of FCE Products.

1.49	“POSCO Parts” means any parts or components of POSCO Products other than the DFC Module.

1.50	“Purchase Order” means any order for purchase issued by Buyer to Seller indicating types, quantities, and agreed prices for products or services Seller will provide to Buyer.

1.51	“Repeating Components” or “RC” shall consist of discrete fuel cell packages assembled from active components, excluding NRC, which are necessary for the assembly of DFC Modules.

1.52	“Rules” shall have the meaning set forth in Section 15.2.

1.53	“Seller’s Delivery Site(s)” shall mean the point of EXW delivery of the Equipment.

1.54	“Service Agreement” means a long term service agreement in respect of the Plant between the Buyer (or its designee) and the Third Party Owner.

1.55
“Site” means the location upon which the Plant and the Facilities will be installed and erected in accordance with the specifications and requirements of which are set forth in Appendix A (Specifications).

1.56	“Spares” shall have the meaning set forth in Article 30.

1.57	“Third Party Owner” means any company or other entity that purchases the Equipment from the Buyer and operates the Facilities at the Site.

1.58	“Warranty Period” shall have the meaning set forth in Section 10.1.

1.59	“UoM” mean the units of measurement.

1.60	“Utilities” shall mean air, water, wastewater, fuel and electric startup power required to operate the Power Plant.

CONFIDENTIAL

2. Not Used

3. SCOPE OF CONTRACT

3.1    The division of responsibility between Seller and Buyer for each manufacturing stage of POSCO Plants, for which DFC Components Kits shall be supplied under this Contract, shall be as described in this Section 3.1.

Manufacturing Category 4 (MC-4): Seller supplies DFC Components Kits, and Buyer assembles DFC Components Kits into DFC Modules and supplies BOP. In this stage Buyer will complete the manufacture of DFC Modules using DFC Components Kits in POSCO Energy Fuel Cell Stack Module Manufacturing Facility.

Manufacturing Category 5 (MC-5): Seller supplies DFC Components Kits excluding the parts to be manufactured by Korean vendors in accordance with the NRC Localization Plan as indicated in Section 3.3, and Buyer assembles DFC Components Kits into DFC Modules, and supplies BOP. The further division of responsibilities between Seller and Buyer in this stage shall be set forth in a modification to this Contract, if any, as indicated in Section 3.3.

3.2    Responsibilities of the Parties Under Manufacturing Category 4 (“MC-4”)

3.2.1    The Seller agrees to sell the quantity of DFC Components Kits, and the Buyer agrees to purchase and take delivery of the DFC Components Kits, as indicated in this section. In addition, the Seller shall provide the following materials, parts, documents, supplies, assistance, and support as specifically set forth herein:

A.    Seller shall design, engineer, and manufacture the DFC Components Kits conforming to the DFC Components Specifications provided in Appendix B, in the quantities to be shipped to Buyer according to the schedule indicated in this section;

B.    Seller agrees to supply Buyer with other materials, parts, documents, supplies, assistance, and support required and necessary for the assembly and conditioning of DFC Modules using DFC Components Kits purchased from Seller in accordance with this Contract;

C.    Seller acknowledges that time is of the essence with respect to Seller meeting its obligation to supply the DFC Components Kits purchased by Buyer hereunder. To that end, Seller shall use all commercially reasonable efforts to complete the deliveries of DFC Module Kits in accordance with the delivery schedule set forth in Annex A hereunder (“Delivery Milestones”). POSCO Energy agrees to purchase from FCE the following quantity of DFC Components Kits; provided, that Seller has met the applicable Delivery Milestones:

i.	For delivery in Contract Year 2013, twelve (12) DFC Components Kits with pricing and delivery dates as indicated in Annex A hereunder; and

ii.	For delivery in Contract Year 2014 starting from November 1, 2013, twenty-nine (29) DFC Components Kits with pricing and delivery dates as indicated in Annex A hereunder; and

CONFIDENTIAL

iii.	For delivery in Contract Year 2015 starting from November 1, 2014, twenty-four (24) DFC Components Kits with pricing and delivery dates as indicated in Annex A hereunder; and

iv.	For delivery in Contract Year 2016 starting from November 1, 2015, twenty-two (22) DFC Components Kits with pricing and delivery dates as indicated in Annex A hereunder.

3.2.2    Seller and Buyer acknowledge that: (a) nickel pricing has a significant impact on the cost of Module Kits; (b) Seller is only able to secure firm fixed pricing for nickel eighteen (18) months in advance; (c) Module Kit pricing for Contract Year 2013 and Contract Year 2014 is based on nickel pricing of * per pound (USD * per pound, the “Baseline Nickel Price”); and (d) a change of one dollar per pound in nickel pricing may result in approximately a * change in Module Kit cost. Accordingly, the Parties agree to review the pricing in Annex A and if necessary, make adjustments according to the following procedures:

i.
Thirty (30) days prior to March 1, 2014, for Contract Year 2015 deliveries, and thirty (30) days prior to March 1, 2015, for Contract Year 2016 deliveries, the Parties shall commence reviewing the nickel price on the London Metals Exchange (“LME Nickel Price”). If the 30-day trailing average LME Nickel Price deviates more or less than 50 U.S. cents from the Baseline Nickel Price, and only for such nickel price deviation, the Parties shall commence re-negotiating Module Kit pricing for the affected Contract Year. Each price adjustment, if occurred, shall apply to one year of deliveries. There shall be no pricing adjustment for deliveries in Contract Year 2013 or Contract Year 2014. The amount of pricing adjustments in each case shall be based on good faith mutual agreement between the Parties.

ii.
FCE agrees to provide supporting documentation showing the impact of LME Nickel Price changes on Module Kit pricing to POSCO Energy (i.e. evidence supporting approximately * change in Module Kit cost) (i) within fifteen (15) days from the Effective Date and (ii) upon the commencement of the pricing review for each affected Contract Year.

iii.	Nickel price fluctuations in the range * per pound shall have no impact on Module Kit pricing.

iv.	Parties intend to agree on revised Module Kit pricing by March 30, 2014 for Contract Year 2015 deliveries, and by March 30, 2015 for Contract Year deliveries, unless Parties otherwise agree.

3.2.3     Buyer shall comply with the drawings, manufacturing practices, instructions and quality plans provided in writing by Seller (the “Seller Instructions”) in assembling and conditioning of DFC Modules incorporating the DFC Components Kits purchased from Seller under this Contract to the extent that such Seller Instructions address the Buyer’s particular activities in assembling and conditioning of DFC Modules, unless Buyer obtains a prior written approval by Seller to do otherwise. In the event that Buyer fails to comply with the Seller Instructions without prior written approval by Seller and such failure directly results in an adverse impact on the performance of a DFC Module manufactured by Buyer incorporating a DFC Components Kit purchased from Seller after such DFC Module is installed in a Site, the warranties for such DFC Components Kit as specified in Article 9.2 and 10.2.1 (B) shall not apply.

3.2.4    During all stages of manufacture of DFC Modules by Buyer, Seller shall have the right to have its technical representative(s) present at the POSCO Energy Stack Module Manufacturing Facility, at Seller’s cost, for the purpose of inspecting the materials used and the work performed by Buyer. The Seller’s technical

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL

representative(s) shall have the right to supervise and advise whether the performance of any work is correct for the manufacture of DFC Modules by Buyer. The performance of the aforesaid functions by the Seller’s technical representative(s) shall in no way relieve either Party of its obligations under this Contract.

3.2.5    With respect to DFC Components Kits provided to Buyer by Seller under this Contract, Seller shall be responsible to Buyer as set forth hereunder. In the event that any DFC Components Kits, manufactured by Seller and assembled into a complete DFC Module by Buyer under this Contract, fails to perform as stipulated by Seller in Appendix B, Seller provides Buyer with the remedies as set forth in Article 9 and Article 10 as well as other remedies allowed in this Contract to the extent that any such failure is due to the improper performance of the DFC Components Kits supplied by Seller.

3.2.6    With respect to each DFC Module assembled, installed and/or operated by Buyer, incorporating DFC Components manufactured by Seller, Seller shall be responsible to Buyer as set forth hereunder.

(a) In the event that any DFC Module fails to achieve the performance levels indicated by the Module Specifications provided in Appendix A of this Contract after the expiration of the Warranty Period as set forth in Section 10.1 but before such DFC Module’s expected term of life as indicated in Appendix A, Buyer and Seller shall consult with each other and negotiate in good faith to provide a fair and reasonable remedy for Buyer based on the results of the root cause analysis to be conducted under Article 3.2.7 below.

(b) If any such failure of DFC Module as described in this Section 3.2.6 is due to incorrect drawings or data furnished and specified to Buyer by Seller, then Seller shall furnish corrected drawings or data to Buyer, and consult with Buyer with respect to correcting the performance of the DFC Module.

3.2.7     Root Cause Investigation for Premature DFC Module Failure after Warranty Period. When any premature DFC Module failure occurs as indicated in Section 3.2.6, Seller shall establish a joint investigation team with Buyer, commence a joint investigation of each premature DFC Module failure upon receiving a notice from Buyer of such failure and submit a report to Buyer containing detailed information about the cause or causes of the failure, including the root cause, within fourteen (14) days from the Buyer’s notice of premature DFC Module failure. In those cases where more time is needed, an initial report outlining progress made towards final root cause determination shall be issued within fourteen (14) days from, and a final report shall be issued within forty-five (45) days from Seller’s access to the failed hardware, with bi-weekly updates until completion of the investigation. Buyer shall promptly provide necessary data and hardware required by Seller in order to complete the joint investigation. In the event that Seller fails to submit the root cause determination final report within such period, Buyer shall have the option to suspend the remaining deliveries and progress payments pursuant to Section 16.1.1. In the event that the Parties fail to agree as to the result of the investigation as described herein or appropriate corrective actions thereof, Buyer shall have the option to claim a Dispute pursuant to Article 15, or to suspend pursuant to Section 16.1.1. Buyer’s recourse under either of the preceding two sentences shall not be limited to the remedies identified in each sentence.

3.2.8    Seller’s Responsibility Under the Service Agreements. For DFC Modules assembled by Buyer incorporating DFC Components supplied by Seller, Buyer shall be responsible to the Third Party Owner for warranty, performance guarantees, and service obligations related to the DFC Modules, without giving prejudice to the Seller’s obligations under the Master Services Agreement with respect to any POSCO Plant purchased by a Third Party Owner. In any case, Seller shall retain its obligations to Buyer with regards to the performance guarantee of and the warranties for the DFC Components supplied by Seller as described in Section 9.2 and in Article 10.

3.3    Responsibilities of the Parties Under Manufacturing Category 5 (“MC-5”)

CONFIDENTIAL

3.3.1    The details of the responsibilities of Seller and Buyer under Manufacturing Category 5 (“MC-5”) shall be set forth in a modification to this Contract to be executed by the Parties, if any, consistent with the intent of the Parties as expressed in Section 3.2 above, and Section 3.3.2 hereunder.

3.3.2    Procurement of NRC from Korean Vendors. Upon successful implementation of NRC Localization Plan executed between the Parties as of April 24, 2012, Buyer and Seller may directly purchase from such vendors in Korea those NRC items that have been qualified in accordance with the vendor qualification procedures described in the NRC Localization Plan. Seller shall not in any case include those NRC items directly purchased from such vendors in the scope of the purchase by Buyer in accordance with this Contract as modified or amended from time to time.

Seller agrees that Buyer may change the scope of DFC Components Kits designated in Annex A from MC-4 to MC-5 to account for the NRC Localization Plan by excluding those NRC items procured from Korean vendors subject to the requirement that Buyer must provide advance notice in writing to Seller in accordance with the NRC Localization Plan. The adjustment of pricing of DFC Components Kits of MC-5 in account of the NRC Localization Plan shall be in accordance with a schedule of individual parts and components, which comprise NRC and RC, including pricing, part number, part description, quantities, UoM and unit price, to be included in Annex B hereunder and incorporated into the NRC Localization Plan (hereafter “Annex B”). Such change in the scope shall be subject to the requirements of the NRC Localization Plan as regards vendor qualification procedures.

3.4    General Conditions

3.4.1    The Seller’s performance of its obligations under this Contract, including its design and engineering services, shall be performed (i) with the utmost care and diligence, (ii) in accordance with generally accepted international professional standards, and (iii) as expeditiously as is consistent with the preceding standards of professional skill, care and diligence. The Seller represents, covenants and agrees that all persons who will perform or be in charge of the work under this Contract shall have experience and that whenever required by applicable law, such persons shall be licensed and qualified to practice under such law.

3.4.2    In performing its duties and obligations hereunder, the Seller shall, at all times, act in the capacity of an independent contractor, and shall not in any respect be deemed (or act as) an agent of the Buyer, except as otherwise provided under this Contract.

3.4.3    Seller agrees to provide the Seller’s operating instruction manuals, drawings, graphs, tables, exhibits and other documentation (the “Documentation”) in metric units to the extent available and in use at Seller’s factory.

3.4.4
Buyer shall be responsible for establishing the POSCO Plant Specifications and the POSCO Plant Manuals (collectively, “POSCO Plant Specifications and Manuals”). Buyer agrees that the POSCO Plant Specifications and Manuals shall use the DFC Specifications and DFC Manuals as a guide. Buyer additionally agrees that the POSCO Plant Specifications and Manuals shall not exceed the performance levels established in the DFC Specifications and DFC Manuals, nor shall such POSCO Plant Specifications and Manuals allow operating conditions any more severe than such contained in the DFC Specifications and DFC Manuals, without the prior written approval of Seller.

CONFIDENTIAL

4. CONTRACT PRICE AND PAYMENT TERMS

4.1	The Contract Total Price set forth in Annex A covers the Scope of Contract set forth in Article 3 above, subject to Section 3.3.2 and Section 4.1.1 below.

4.1.1     Price Adjustment for Cost Reductions. Seller and Buyer agree to create a joint team and establish a detailed plan to achieve cost reductions, in order to determine a baseline for cost reductions and specify a procedure for periodic updates. For those cost reduction initiatives which are identified by the joint team and mutually agreed by the Parties, and for which the expenses related to such cost reduction initiatives are equally divided between the Parties, the cost reduction benefits shall be allocated on a 50% sharing basis, by means of a decrease in the pricing of items in Annex A. Seller and Buyer shall maintain a transparent log of cost-reduction results to be achieved by the joint team of Buyer and Seller, and Seller shall provide a cost reduction achievement report to Buyer every two months starting with the Effective Date of this Contract.

4.2	Payment Terms

4.2.1    Initial Down-payment. Buyer agrees to make a down-payment to Seller in the amount of ten million US dollars (USD $10 million), which shall be received by FCE on or before October 31, 2012 (“Initial Down-payment”).

4.2.2.    Advance Payment Guarantee. Seller and Buyer agree (i) to follow the advance payment bond and lien procedures included herein as Annex C (“Advance Payment Guarantee”) and (ii) that the Advance Payment Guarantee shall be received by Buyer in accordance with the provision (A) of Annex C.

4.2.3
Payments for DFC Components Kits sold to Buyer designated for delivery in Contract Year 2013 and Contract Year 2014 as indicated in Annex A, shall be made by the Buyer to the Seller in accordance with the following schedule; provided, that Seller has met the applicable Delivery Milestones:

A.	The first payment in the amount of eleven point forty-three percent (11.43%) of the price of individual DFC Components Kits shall be allocated from the Initial Down-payment.

B.
The second payment in the amount of twenty-eight point fifty-seven percent (28.57%) of the aggregate price of DFC Components Kits designated for delivery in Contract Year 2013 and Contract Year 2014 shall be invoiced on December 15, 2012, it being understood and agreed that this payment shall be received by FCE no later than January 15, 2013.

C.	The third payment in the amount of fifteen percent (15%) of the price of individual DFC Components Kits (RC and/or NRC) shall be invoiced twelve (12) weeks prior to EXW shipment date.

D.	The fourth payment in the amount of twenty percent (20%) of the price of individual DFC Components Kits (RC and/or NRC) shall be invoiced four (4) weeks prior to EXW shipment date.

E.	The fifth payment in the amount of twenty-five percent (25%) of the price of individual DFC Components Kits (RC and/or NRC) shall be invoiced at the EXW shipment date.

4.2.4
Payments for DFC Components Kits sold to Buyer for delivery in Contract Year 2015 and Contract Year 2016 as indicated in Annex A, shall be made by the Buyer to the Seller in accordance with the following schedule; provided, that Seller has met the applicable Delivery Milestones:

CONFIDENTIAL

A.
The first payment in the amount of fifteen percent (15%) of the total price of all DFC Components Kits to be delivered in Contract Year 2015 shall be invoiced on December 15, 2013 (hereafter the “Contract Year 2015 Initial Invoicing Date”), and the first payment in the amount of fifteen percent (15%) of the total price of all DFC Component Kits to be delivered in Contract Year 2016 shall be invoiced on December 1, 2014 (hereafter the “Contract Year 2016 Initial Invoicing Date”).

B.
The second payment in the amount of twenty-five percent (25%) of the aggregate price of DFC Components Kits to be delivered in Contract Year 2015 shall be invoiced fourteen (14) weeks after the Contract Year 2015 Initial Invoicing Date; and the second payment in the amount of twenty-five percent (25%) of the aggregate price of DFC Component Kits to be delivered in Contract Year 2016 shall be invoiced fourteen (14) weeks after the Contract Year 2016 Initial Invoicing Date.

C.
The third payment in the amount of fifteen percent (15%) of the price of individual DFC Components Kits shall be invoiced twelve (12) weeks prior to the EXW shipment date of individual DFC Components Kits.

D.	The fourth payment in the amount of twenty percent (20%) of the price of individual DFC Components Kits shall be invoiced four (4) weeks prior to EXW shipment date of individual DFC Components Kits.

E.	The fifth payment in the amount of twenty-five percent (25%) of the price of individual DFC Components Kits shall be invoiced at the EXW shipment date of individual DFC Components Kits.

4.3    Method of Payment. POSCO Energy shall remit payment to FCE via letter of credit (L/C) for the second payment, and via wire transfer (T/T) for the first, third, fourth and fifth payment as indicated in Section 4.2.3, and via letter of credit (L/C) for the first and second payment, and via wire transfer (T/T) for the third, fourth and fifth payment as indicated Section 4.2.4 above.

4.4     Payment Default Rate. Payments invoiced by Seller shall be due within thirty (30) days after the date of invoice; provided, that Seller has complied with all of its prior obligations under this Contract. In the event that any payment due from Buyer under this Contract is not paid when due, Buyer shall pay Seller interest on such overdue payment during a period commencing on such due date until the date that such overdue payment is actually made to Seller, the annual rate of interest being equal to two percent (2%) above the highest commercial prime rate as published in the Wall Street Journal on the day the payment first became due. Nothing in this paragraph shall prevent the Seller from exercising other remedies available under this Contract.

5. Not Used.

6. DELIVERY; TITLE TRANSFER; INSPECTION

6.1    Delivery.

CONFIDENTIAL

6.1.1    Shipment Terms for the Equipment. Seller agrees to supply, and Buyer agrees to purchase, the Equipment in the quantities and prices as indicated in Annex A hereunder, and Annex B, which shall be added as a part of this Contract later, on the basis of EXW Seller’s Delivery Sites. For the avoidance of doubt, Seller shall be responsible for crating and/or otherwise preparing the Equipment for shipment in compliance with Article 7 of this Contract; and the cost for preparing the Equipment for such shipment is included in the pricing as indicated in Annex A hereunder. Annex B will provide the detailed component parts pricing and other information which will be used by the Parties to adjust the pricing in Annex A after certain components are localized pursuant to the NRC Localization Plan. In the event that the part number, part description, UoM and/or quantities in Annex B hereunder are changed based on the Seller’s latest technical information including, without limitation, drawing, specification, and BOM, Annex B hereunder shall be modified based on such changes before the EXW shipment date of the Component Kit to which the changes described herein are applied.

6.1.2    Shipment in Place. In the event that Buyer’s Carrier has not been designated by Buyer or otherwise is unready to take delivery of the Equipment on the EXW delivery dates as indicated in Annex A, Seller may ship any such shipment in place, or ship to storage at Buyer’s expense; and, Buyer agrees to make payments for such shipments according to the payment schedule indicated in Article 4 hereunder.

6.1.3    Designation of Seller’s Delivery Sites. Seller agrees to notify Buyer within 60 days after the Effective Date of this Contract, of the Seller’s Delivery Site(s) for the Equipment. The Seller’s Delivery Sites shall not exceed four (4) physical locations (including the location(s) in Fuel Cell Energy Site in Connecticut) for any given DFC Component Kit. Any and all deliverables to the Buyer shall be shipped to such locations at Seller’s expense. After the execution of this Contract, the Parties shall negotiate in good faith to minimize any inland shipping expenses and ensure the quality of the Equipment during the inland shipping. The Parties further agree to discuss increasing the number of Seller’s Delivery Sites in support of cost reduction and NRC Localization efforts.

6.1.4    Additional Shipping Services. At the request of Buyer, Seller agrees to provide additional shipping services to Buyer, including trucking and insurance services necessary to transport the Equipment from the Seller’s Delivery Site to the Buyer’s Receiving Site. For the avoidance of doubt, such additional shipping services are not included in the pricing indicated in Annex A, and shall only be arranged by Seller upon receipt of written request from Buyer, which shall include costs which Buyer shall reimburse to Seller upon completion of the additional shipment services.

6.1.5    Partial shipments shall be permitted when approved in advance by Buyer for individual parts of a DFC Components Kit; provided, however, that Seller shall use its utmost effort to avoid partial shipments.

6.1.6    If either the Buyer or the Seller wishes to adjust the delivery schedule set forth in Annex A, the Parties shall, after agreeing to an appropriate price adjustment in a good faith and commercially reasonable manner, cooperate to adjust the delivery schedule.

6.2	Communication

6.2.1    The Seller shall provide to the Buyer, by facsimile or email, the information necessary for the Buyer's vessel arrangement and necessary insurance pursuant to Article 6.6 at least 30 days prior to each shipment, including the name of Equipment, the approximate number of packages, total weight and measurement, shipping documents in accordance with Annex B hereunder, and other pertinent information (including information for customs clearance and inland transportation). The Buyer shall inform, by email or facsimile,

CONFIDENTIAL

the Seller of the status of container arrangements from the forwarder seven (7) days prior to the date of shipping.

6.2.2    The Seller shall, immediately after the completion of each shipment, notify the Buyer by facsimile or email of the contents of cargo shipped and expected date of arrival and other pertinent information.

6.3	Liquidated Damages for Delayed Delivery.

In the event the EXW delivery date of the Equipment is delayed more than fifteen (15) days beyond the EXW shipment dates indicated in Annex A through the fault of the Seller, or the loading date is delayed due to the Seller’s failure to provide or omission of the necessary information to be provided to Buyer in pursuance of Section 6.2, the Buyer is entitled to claim liquidated damages per day of delay in an amount equivalent to 0.15% of the price for the delayed Equipment. Such liquidated damages shall not exceed seven percent (7%) of the price of the delayed Equipment. In the event that liquidated damages under this Section reach seven percent (7%) of the price of the delayed Equipment, Buyer shall have recourse to Article 16.1.4 below. Prior to implementing the provisions of Article 16.1.4 pursuant to this Section, Buyer agrees that it shall discuss with Seller alternate remedies in good faith.

6.4 Title Transfer. Title to the Equipment and risk of loss shall transfer to Buyer at the time EXW delivery is completed at the Seller’s Delivery Site, provided, that nothing in this Contract shall (i) limit the Seller’s obligations to replace defective or deficient Equipment under this Contract or (ii) otherwise limit the Buyer’s rights under Articles 9, 10 and 11.

6.5	Inspection; Rejection

6.5.1    The Seller or its designated representative shall inspect the Equipment following the procedures as indicated in Section 9.1 at the EXW location for quality assurance. The Buyer will have the right to be present at the time of such inspection, and the Seller shall provide Buyer with thirty (30) days prior notice of any such inspection.
6.5.2    In the event that any Equipment is found to be defective or deficient after the inspection pursuant to Section 6.5.1, Seller shall immediately repair or replace the affected Equipment with new Equipment in conformance with the Specifications. In the event that such repair or replacement is not possible prior to any shipment, Buyer may accept the shipment including the affected Equipment, and Seller shall provide to Buyer, within five (5) business days from the EXW shipment date for affected Equipment, a written plan to replace the affected Equipment with new Equipment in conformance with the Specifications, targeting to supply the replacement Equipment to Buyer within fourteen (14) days from the EXW shipment date for affected Equipment at the EXW location. For avoidance of doubt, Seller shall be responsible for all costs incurred in relation to the delivery of the replacement Equipment to the POSCO Energy Stack Module Manufacturing Facility. If the replacement of the affected Equipment is not possible within fourteen (14) days, Buyer shall have recourse to the procedures in Section 10.2.2 hereunder as a remedy.

6.6	Insurance. Seller shall bear the cost of insuring the Equipment prior to the time of EXW Delivery. Buyer shall bear the cost of insuring the Equipment from the time of EXW Delivery.

7. PACKING

CONFIDENTIAL

7.1    The Equipment to be shipped to the Buyer shall be packed and shipped in accordance with the Specifications and if not specified therein, shall be packed in sea-worthy packing conditions according to usual international commercial and industrial practice; that is, the packing of the DFC Components shall utilize proper anti-corrosion and/or anti-rust compounds or coatings and protective water proof wrapping and/or packing as the case may be. In case of wood packaging materials, the Seller shall comply with the quarantine requirements set forth in Article 7.3 hereof. Such packing shall be sufficiently strong including skids so that it will not break or fall apart under normal handling.

Interior blocking, bracing and cushioning shall be provided where necessary to absorb shocks, prevent rattling and relieve destructive forces. Additionally the Equipment should have proper devices on it to record any shock during transportation. Packing containing fragile materials should be so marked in bold stout letters.

In accordance with good packing practices, the Equipment shall be packed in the smallest possible approved containers since steamship freight is usually based on cubic measurements.

7.2    Marking shall include the following information and any other information reasonably requested by Buyer:

A.	For: POSCO Energy;

B.	Contract number or name of Contract;

C.	Port of destination;

D.	Item number, package number in sequence and quantity per package;

E.	Commodity description;

F.	Net weight, gross weight, dimension and cubic measurement;

G.	Shipper's marks;

H.	Origin of the Equipment/Port of Export;

I.	Caution marks, if necessary; and

J.	Shipping mark.

1. POSCO Energy

7.3    Wood Packaging. In case of wood packaging materials, the following conditions should be met:

The Quarantine Requirements on Wood Packaging Materials of Imported Consignments Respective packing list shall be attached on each wood packing container.

•	Regulated Articles: All non-manufactured wood packaging materials such as pallets, crating, dunnage, packing blocks, etc.

•	Exempted Articles: Manufactured wood packaging materials such as plywood, particle board, oriented strand board, veneer, etc.

•	Regulated Areas: All countries.

CONFIDENTIAL

•	Requirements: All imported wood packaging materials should be treated by following methods, and present the mark which certifies the approved treatment on two opposite sides of the article.

•	Treatment methods: Heat Treatment (HT) or Methyl Bromide (MB) fumigation according to the Annex Ⅰ of ISPM No. 15.
ISPM 15 mark

•	The mark should contain the valid symbol approved by IPPC, country code, unique number of the producer/treatment facility assigned by the NPPO of exporting countries, treatment methods (HT, MB).

•	Only HT is accepted as a proper treatment for coniferous wood packaging materials from pine wood nematode distributed countries.

•	Subjected countries : Japan, China, Taiwan, US, Canada, Mexico, Portugal, Vietnam (pine wood)

•	Non-compliance Measures

•	Treatment, Disposal or Return to the origin at the expense of the Seller.

7.4    In case that special arrangements are required for unloading, packing, handling, storage and operation of the Equipment, Seller shall recommend to Buyer the required method and procedures to facilitate Buyer’s suitable arrangement. In that case Buyer may, if necessary, establish the method and procedures under consultation with Seller.

7.5    Seller may reuse shipping crates. Seller shall provide logistics for the return of used shipping crates and Buyer shall cooperate with Seller arranging to have such crates returned to Seller.

8. DRAWINGS AND DOCUMENTS

8.1    The Seller shall provide, or has already provided to the Buyer:

A.	Appropriate drawings, reports, guidelines, manuals, programs, software, and data for assembly of the DFC Components into DFC Modules;

B.	All drawings, manuals and reports shall be complete, neat and legible, for the purpose of their use to permit adequate review, and operation as applicable;

C.	All drawings, manuals and reports shall be in accordance with the Specifications provided in Appendix A and/or Appendix B.

CONFIDENTIAL

9.	PERFORMANCE GUARANTEES AND ACCEPTANCE TESTS

9.1    Standard Pre-Shipment Factory Inspection Procedures for DFC Components
The Seller agrees to provide thirty (30) days advance written notice to Buyer for pre-shipment inspection of Repeating Components to be shipped to Buyer pursuant to this Contract. The Parties shall negotiate in good faith to agree on the standard pre-shipment factory inspection procedures for DFC Components Kits.
The Seller shall conduct normal and standard inspections of all materials and the workmanship of all DFC Components Kits to be supplied under this Contract before any shipment, or in accordance with the standard pre-shipment factory inspection procedures for DFC Components Kits after the Parties set up the inspection procedures through negotiation as described herein. Seller shall prepare a report documenting results of the inspections for DFC Components Kits (the “Inspection Report”). One copy of the Inspection Report for each set of DFC Components Kits provided pursuant to this Contract shall be supplied to Buyer prior to shipment. Seller shall provide a standard form of the Inspection Report within thirty (30) days of the Effective Date. Such inspection, examination or testing, if made, shall not relieve Seller from any obligations under the Contract.
If any DFC Components Kits or any other Equipment is found to be defective or deficient after such inspection pursuant to this Section, the Seller shall immediately notify Buyer of such defect or deficiency, and repair or replace the affected Equipment with new Equipment in conformance with the Specifications. In the event that such repair or replacement is not possible prior to any shipment, Buyer may accept the shipment including the affected Equipment, and Seller shall provide to Buyer, within five (5) business days from the EXW shipment date for the affected Equipment, a written plan to replace the affected Equipment with new Equipment in conformance with the Specifications, targeting to supply the replacement Equipment to Buyer within fourteen (14) days of the EXW shipment date for the affected Equipment at the EXW location. For the avoidance of doubt, Seller shall be responsible for all costs incurred in relation to the delivery of the replacement Equipment to the POSCO Energy Stack Module Manufacturing Facility. If such replacement of the affected Equipment is not possible within fourteen (14) days, Buyer shall have recourse to the procedures in Section 10.2.2 hereunder as a remedy.
9.2    Performance Guarantee for DFC Components
9.2.1    The guaranteed power output and efficiency for the POSCO Plant final acceptance test at the Site (the “FA Test”) shall be as set forth in the POSCO Plant Specifications. If after repeated FA Tests over a period of six (6) months from the first FA Test, the POSCO Plant fails to achieve the guaranteed power output and/or efficiency set forth in the POSCO Plant Specifications for causes attributable to the DFC Components provided by Seller, but achieves at least 95% of the guaranteed power output and/or efficiency, Seller shall reimburse Buyer an amount of the Contract Price for the DFC Components, which is proportional to the reduction in either the power output or the efficiency, whichever amount is higher.
9.2.2    In the event the POSCO Plant fails to achieve at least 95% of the guaranteed power output and/or efficiency due to the fault of the DFC Components after repeated FA tests, Seller shall notify Buyer in writing of the reason for such failure. If the reason is attributable to causes related to DFC Components provided by Seller, then Seller shall have a period of six (6) months from the first FA test to take necessary corrective actions and repeat the FA test to achieve equal to or greater than 95% of the guaranteed power output and/or efficiency. If at the end of such time period 95% of the guaranteed power output and/or efficiency is still not achieved, then Buyer shall have recourse to the applicable provisions of Article 10 below or Section 3.2.5 hereunder if Article 10 does not apply.

10. WARRANTIES

CONFIDENTIAL

10.1    Warranties Against Defects, Etc. The Seller warrants, for a period of twenty-one (21) months from the date of each EXW shipment, (the “Warranty Period”) that (i) the DFC Components to be delivered hereunder shall be free from defects in material and workmanship; and (ii) the DFC Components conform to the DFC Component Specifications as indicated in Appendix B hereunder and other requirements set forth in this Contract. The Parties agree that the Warranty Period specified in this paragraph is unique to this Contract and does not necessarily indicate the warranty period for future purchase contracts between the Parties.

10.2    Remedies for Breach of Warranties Against Defects, Etc.

10.2.1

(A) Remedies for Defects Prior to Commissioning. If any DFC Components Kits purchased from Seller under this Contract do not meet the Warranties set forth in Article 10.1 during the Warranty Period and prior to Commissioning, the Buyer shall promptly notify the Seller in writing (the “Notice of Defect”). To facilitate continuation of Buyer’s production activities, Buyer shall have the ability to use new replacement parts from Buyer’s inventory to correct the defects, following the procedures as set forth in Article 1 of Appendix C hereunder (“Replacement from Buyer’s Inventory”). In the event Buyer elects to correct defects by Replacement from Buyer’s Inventory, Seller shall deliver, at its own expense and cost, sufficient new replacement parts to Buyer to enable restoration of Buyer’s inventory within sixty (60) days from its receipt of Buyer’s Notice of Defect. Buyer shall have a sole right to determine whether or not the Buyer’s Inventory is sufficient and in the event Buyer elects not to correct the defects by Replacement from Buyer’s Inventory due to its insufficiency, at the Buyer’s sole discretion, then Seller shall, at its own expense and cost, correct the defects by replacing the affected DFC Components Kits or parts thereof, within fourteen (14) days of its receipt of Buyer’s Notice of Defect, without regards to the allocation of responsibilities following the result of the investigation in pursuance of Section 10.2.1(C). In the event that Seller does not complete the replacement within the time periods as required by this provision, Buyer shall have recourse to Section 10.2.2(A) hereunder as a remedy.

(B) Remedies for Defects After Commissioning. If any DFC Components Kits purchased from Seller under this Contract and being incorporated into the DFC Modules by Buyer do not meet the Warranties set forth in Article 10.1 during the Warranty Period and after Commissioning, the Buyer shall promptly send a Notice of Defect to the Seller. Seller shall, at its own expense and cost, correct the defects by: (i) repairing the defective parts of the DFC Component Kits and/or any other Equipment thereof, or (ii) replacing the defective parts if repair is impossible, within thirty (30) days of its receipt of Buyer’s Notice of Defect, without regards to the allocation of responsibilities following the result of the investigation in pursuance of Section 10.2.1(C). If the Seller does not complete the correction of such defects within thirty (30) days from the date of its receipt of the Buyer’s Notice of Defect, the Buyer shall have recourse to Section 10.2.2(B) hereunder as a remedy.

(C) Root Cause Investigations. Simultaneously with the corrective actions carried out pursuant to Sections 10.2.1(A) and 10.2.1(B), Seller shall establish a joint investigation team with Buyer, commence a joint investigation and provide a report to Buyer containing detailed information about the cause or causes of the defects, including the root cause, within fourteen (14) days of its receipt of the Buyer’s notice of defects. In those cases where more time is needed, Seller shall provide an initial report outlining progress made towards final root cause determination within fourteen (14) days from, and then provide a final report to Buyer within forty-five (45) days from its receipt of the Buyer’s notice, with bi-weekly updates until completion of the investigation. Buyer shall promptly provide necessary data and hardware required by Seller in order to

CONFIDENTIAL

complete Seller’s investigation. In the event that Seller fails to issue a root cause determination final report to Buyer within such period, Buyer shall have the option to suspend the remaining deliveries and progress payments pursuant to Section 16.1.1. In the event that the Parties do not agree as to the result of the investigation as described herein or appropriate corrective actions thereof, and the Parties do not reach an agreement within fifteen (15) days after the issuance of the final report, Buyer shall have the option to claim a Dispute pursuant to Article 15, or to suspend pursuant to Section 16.1.1. Buyer’s recourse under either of the preceding two sentences shall not be limited to the remedies identified in each sentence.

(D) Cost and Reimbursement. For the avoidance of doubt, the Seller shall bear all costs and expenses incurred in connection with the corrective measures specified above, including international shipping expenses, customs clearance at a Korean port, inland transportation from the port to the POSCO Energy Fuel Cell Stack Module Manufacturing Facility; with the exception that for the period commencing with EXW shipment and ending with the start of Commissioning for each Module, Seller, at its own cost and expenses, shall supply replacement parts, and repair and supervisory technical support as corrective measures required by Section 10.2.1 (A), and/or (C), while Buyer shall be responsible for international shipping expenses, customers clearance at a Korean port, inland transportation from the port to the POSCO Energy Fuel Cell Stack Module Manufacturing Facility. If, after the submission of the final report to Buyer, Buyer is found responsible for the defects, Seller shall be reimbursed by Buyer for its actual expenses incurred in investigating the cause of the defects and implementing the corrective actions pursuant to this Article to such extent that the defects or deficiencies are not attributable to Seller, but attributable to Buyer.

10.2.2     Buyer’s Option for Correction of Defects.

(A)
If Buyer elects not to correct defects by Replacement from Buyer’s Inventory, and the correction of defective DFC Component Kits and/or any other Equipment thereof by Seller is not achieved within fourteen (14) days from the Seller’s receipt of the Buyer’s Notice of Defect as set forth in Section 10.2.1(A), Buyer may commence correcting the defects at the Buyer’s expense to be reimbursable by Seller, through repair of the defective DFC Component Kits and/or any other Equipment thereof. In the event that Buyer corrects the defects through a repair, such repairs are subject to Seller’s prior approval, which shall be given to Buyer within three (3) days after the Seller’s receipt of Buyer’s notice of such repair. Seller shall reimburse the expenses incurred by Buyer for correction of the defects made in pursuance of this provision within thirty (30) days from the date of its receipt of the Buyer's invoice of such expenses. Notwithstanding the correction procedures by Buyer as set forth herein, the Seller’s obligation to commence investigation and submit a report to Buyer remains the same as indicated in Section 10.2.1(C).

(B)
If the correction of defective DFC Component Kits and/or any other Equipment thereof by Seller is not achieved within the time periods indicated in Section 10.2.1(B), Section 6.5.2 or Section 9.1 hereinabove, Buyer may commence correcting the defects at the Buyer’s expense to be reimbursable by Seller, through repairing or replacing the defected DFC Component Kits and/or any other Equipment thereof. In the event that Buyer corrects the defects through a repair, such repairs are subject to Seller’s prior approval, which shall be given to Buyer within three (3) days after the Seller’s receipt of Buyer’s notice of such repair. In the event that Seller does not provide its approval to Buyer within three (3) days, Buyer may commence correcting the defects through a replacement on its own, and Seller shall supplement new DFC Component Kits and/or any other Equipment in conformance with the DFC Components Specifications to Buyer within thirty (30) days from the date on which the time period for Seller to replace the defective DFC Component Kits and/or any other Equipment thereof in accordance with Section 10.2.1(B), Section 6.5.2, or Section 9.1 expires. Seller shall reimburse the expenses incurred by Buyer for correction of the defects made in pursuance

CONFIDENTIAL

of this provision within thirty (30) days from the date of its receipt of the Buyer's invoice of such expenses. Notwithstanding the correction procedures by Buyer as set forth herein, the Seller’s obligation to commence investigation and submit a report to Buyer remains the same as indicated in Section 10.2.1(C).

10.2.3 Liquidated Damage for Delayed Shipment of Warranty Parts. In the event that Seller fails to deliver the replacement DFC Component Kits and/or any other Equipment thereof within the time periods specified in Section 10.2.1(A) or Section 10.2.2 (B), the Buyer shall be entitled to claim liquidated damages per day of delay in an amount equivalent to 0.15% of the price for the delayed DFC Component Kits and/or any other Equipment thereof; with the exception that liquidated damages shall not be incurred under this paragraph if Seller is at the same time accumulating liquidated damages for delayed delivery pursuant to Section 6.3 hereunder. Such liquidated damages shall not exceed seven percent (7%) of the price of the affected DFC Component Kit. In the event that liquidated damages under this Section reach seven percent (7%) of the price of the affected DFC Component Kit, Buyer shall have recourse to Article 16.1.4 below. Prior to implementing the provisions of Article 16.1.4 pursuant to this Section, however, Buyer agrees to discuss with Seller alternate remedies in good faith.

10.3     Warranty Period Extension. In the event that any DFC Components Kits and/or any other Equipment thereof is found to be defective and is repaired or replaced in satisfaction of Seller’s obligations in connection with the warranty as provided in this Article 10, the warranty period for the affected DFC Component Kit(s) shall be extended for a period of time equivalent to the time period starting with Buyer’s notification to Seller of the defect, and ending with the resolution of such issue by the Seller in accordance with the warranty provisions hereunder.

10.4    General Warranty Provisions

10.4.1    Title Warranty. Seller shall warrant that the DFC Component Kits and/or any other Equipment are delivered hereunder free from any and all rightful, legitimate and proven claims, demands, liens and/or encumbrances of title. If any failure to comply with this warranty appears at any time, Buyer will give prompt written notice to Seller, and Seller shall defend the title thereto and save Buyer harmless from or reimburse all losses, damages and liabilities of every kind, arising in connection with such failure. This warranty shall be extended during the period of such title defense without limit as to time.

10.4.2    Assignment of Warranty. The warranty provided in this Article 10 may be assigned by the Buyer to the Third Party Owner upon final sale, provided that the terms of the warranty shall be determined in accordance with this Article without regard to any such sale.

10.4.3    Seller shall not be responsible for removal or replacement of any structure or part of the Facility required to perform Seller’s warranty obligations under this Contract.

10.5    The Seller does not warrant the DFC Components Kits or any repaired or replacement parts against normal wear and tear including that due to expected degradation in accordance with the DFC Components Specifications, environment or operation, including excessive operation at peak capability, frequent starting/stopping, type of fuel, or erosion, corrosion or material deposits from fluids. The warranties and remedies set forth herein are further conditioned upon (i) the proper storage, installation, operation, and maintenance of the DFC Components Kits and conformance with the DFC Components Specifications and instruction manuals (including revisions thereto) provided by the Seller and/or its subcontractors; (ii) the proper operation and maintenance of the POSCO Plant in accordance with the POSCO Plant Manuals, or in the absence of such POSCO Plant Manuals, the DFC Plant Manuals as applicable; and (iii) repair or modification pursuant

CONFIDENTIAL

to Seller’s instructions or approval. Buyer shall keep proper records of operation and maintenance during the warranty period. These records shall be kept in the form of logsheets and copies shall be submitted to Seller upon its request. Seller does not warrant any equipment or services of others designated by Buyer where such equipment or services are not normally supplied by Seller.

10.6    The Seller shall be exempted from its obligation to correct, repair and/or replace the DFC Components, or any Equipment under Article 10.2 to the extent a defect or non-conformance is the result of improper assembly, installation or damage resulting from the Buyer’s failure to comply with the Seller’s Instructions regarding installation, operation and maintenance of the Module.

10.7    Changes, modifications or alterations by the Buyer or its vendors, suppliers, employees or agents, to the Buyer’s Plant or its components provided herein other than specified in Section 10.6 above, without the written approval of Seller, shall void all Seller’s obligations and warranties hereunder, and may void third party equipment certifications, including safety, environmental and interconnection.

10.8    Exclusive Remedy. Except as otherwise set forth in this Contract, the remedies set forth in this Article 10 are the exclusive remedies for all claims based on failure of or defect in the Equipment provided under this Contract, whether the failure or defect arises before or during the warranty period and whether a claim, however instituted, is based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND GUARANTEES WHETHER WRITTEN, ORAL, IMPLIED OR STATUTORY. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY.

10.9    If defective DFC Component Kits and/or any other Equipment thereof is replaced in accordance with this Article, Section 6.5.2 or Article 9, and if Seller requests, Buyer agrees to return the affected DFC Component Kits and/or any other Equipment thereof to FCE Korea or other location in Korea as may be determined pursuant to Section 10.2.4 and to no other places. For the avoidance of doubt, Seller shall be responsible for all costs incurred in relation to such return(s).

11. LIMITATION OF LIABILITY AND INDEMNIFICATION

11.1    Each Party (Indemnitor) agrees to indemnify and hold harmless the other Party (Indemnitee) from and against any and all losses, obligations, liabilities, damages, claims which may be asserted against or sustained or incurred by the Indemnitee arising out of or related to any breach of any of the representations, warranties, agreements and covenants made by Indemnitor in this Contract; any bodily injury or death suffered by anyone; any property damage of any third Parties; or any wrongful and negligent act of Indemnitor that occurs under this Contract.

11.2    The provisions of this Article shall prevail over any conflicting or inconsistent provisions contained in any of the documents comprising this Contract, except to the extent that such provisions further restrict any Party’s liability.

12. COSTS AND CHARGES

12.1    In case that repair, making good, replacement or modification of the DFC Components Kits or any other Equipment thereof provided by Seller is required in accordance with this Contract, the Seller shall at its own expense make available at the Site the replacement parts necessary for the performance of the above.

CONFIDENTIAL

12.2    In the event that non-commercial cargo must be shipped due to reasons attributable to Seller, including the Seller’s errors in preparation of transport documents, or incorrect negotiation against the transport documents, Seller shall deliver such cargo to the Site and shall pay all costs including the ocean freight, premium, expenses for inland transportation to the Site, importation taxes, and custom duties.

12.3    In case any vessel arrangement made by the Seller without prior consent by or consultation with the Buyer, the Seller shall bear all associated costs and expenses including the ocean and/or air freight. In cases where Buyer arranges shipment of Equipment, Seller agrees to submit to Buyer in a timely manner the packing lists necessary for Buyer to arrange ship and/or shore cranes.

13. PATENTS, INTELLECTUAL PROPERTY AND CONFIDENTIALITY

13.1    The Seller shall indemnify and hold the Buyer or the Third Party Owner, its employees, engineers and agents harmless against all proximate costs, actions, claims and demands brought by a third party by reason or in consequence of any infringement by the Module, the DFC Component Kits or parts thereof, or by the use of process that have been supplied by the Seller as a result of engineering services, any patent, design patent, trade mark or copyright.

13.2    In the event that any claim is made or action is brought against the Buyer or the Third Party Owner, including its employees, engineers and/or agents, relating to such infringement, the Buyer shall promptly notify the Seller thereof and the Seller at its expense and option may request the assistance of the Buyer and shall conduct, on behalf of the Buyer all negotiations for settlement of such dispute or litigation as may arise therefrom.

13.3    If, in such a suit or proceedings, the Module, the DFC Component Kits or parts thereof are held to constitute an infringement and the use thereof is enjoined, Seller promptly shall, at its option and expense, either procure for Buyer the right to continue using such Module/DFC Component Kits, or replace such infringing Module/DFC Component Kits with non-infringing Module/DFC Component Kits which are equal to or better than the previous Module/DFC Component Kits, or modify the infringing Module/DFC Component Kits so that they become non-infringing without impairing the quality, performance or any guarantee on the original Module/DFC Component Kits, provided, however, that nothing contained herein shall be deemed to relieve Seller from its warranty obligations under the Contract.

13.4    Intellectual property and confidentiality
(A)     Buyer acknowledges that all of the Seller’s technology in and relating to the DFC Components provided by Seller, whether developed by or for Seller prior to or after the Effective Date of this Contract, is and shall remain the property of Seller or its third party licensors.

(B) Use of Confidential Information. All written information marked “proprietary” or “confidential” (or if oral, subsequently reduced to a writing so marked and delivered to the receiving Party within thirty (30) days of its oral disclosure) which the disclosing Party discloses to the receiving Party as a result of the provisions of this Contract, whether contained in blueprints, drawings, written reports, letters or memoranda, process descriptions, operating procedures, supplier lists and/or other written data, shall be treated as confidential unless (a) such information shall have been in the possession of the receiving Party prior to its receipt from the disclosing Party, (b) such information is or becomes part of the public knowledge or literature through no fault of the receiving Party, vendors or suppliers, (c) such information shall otherwise become available

CONFIDENTIAL

to receiving Party from a source other than the disclosing Party, said source not being violative of any obligation of secrecy with respect to such information, or (d) the furnishing or use of such information is required by any legal requirement or any Governmental Authority. Information which is so considered to be confidential shall be held by the receiving Party for its sole benefit and used only in accordance with this Contract; provided that the receiving Party may share proprietary or confidential information with its affiliates; and, further provided, that the receiving Party shall cause its Affiliates to restrict the use so as to be consistent with the terms of this Contract and to restrict disclosure to its employees, on a need-to-know basis, of any confidential or proprietary information shared with such affiliates. The receiving Party shall use all reasonable efforts to prevent the use of all or any part of such confidential information belonging to the disclosing Party in any other connection or the transmission thereof to third parties unless and until it has first obtained the written consent of the disclosing Party specifically authorizing such use or transmission. The Parties understand that information may be provided which is subject to a confidentiality agreement with a third party. The Parties agree that such information shall be held in confidence in accordance with the terms of the third party confidentiality agreement. No Party shall be obligated to divulge third party confidential information to the other Party. Any breach of the confidentiality provisions of this paragraph may be considered material breach of this agreement by the non-breaching Party. All obligations under this article shall apply mutatis mutandis to the Parties.

14. FORCE MAJEURE

14.1    Should either Party be prevented wholly or in part from fulfilling any of its obligations under the Contract for reasons of Force Majeure, such obligation shall be suspended to the extent and for as long as such obligation is affected by an event of Force Majeure and the Party suffering from such event of Force Majeure (the “Hindered Party”) shall be entitled to such extension of time to fulfill such obligation as may be reasonably necessary in view of circumstances, unless the Hindered Party fails to notify the other Party (the “Non-Hindered Party”) by fax or email of the date when such delay commenced, and reasons therefore within seven (7) days from the occurrence of such event of Force Majeure (the “FM Notice”). The Hindered Party shall try to use its commercially reasonable efforts to avoid or remove such causes of the Force Majeure, to mitigate the effect of an event of Force Majeure, and to complete performance of its obligations under the Contract with the reasonable promptness whenever such causes are removed.

14.2    If, after ninety (90) days from the date of the receipt by the Non-Hindered Party of the FM Notice, the Hindered Party is still prevented, for the reasons beyond its control, from continuing to perform its obligations under the Contract, then the Non-Hindered Party shall be entitled to terminate this Contract, without any liability to each other by delivering a written notice thereof to the Hindered Party.

15. DISPUTES AND ARBITRATION

15.1    Any dispute, action, claim or controversy of any kind arising from or in connection with this Contract (the “Dispute”) whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, shall be resolved as follows:

CONFIDENTIAL

(i)    Upon written request of any Party, the Parties shall meet and attempt to resolve any such Dispute. Such meetings may take place via teleconference or videoconference. The Parties shall meet as often as the Parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

(ii)    Formal proceedings for the resolution of a Dispute may not be commenced until the later of (i) the Parties concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) the expiration of a sixty (60) day period immediately following the initial request by either Party to resolve the Dispute; provided, however, that this Section will not be construed to prevent a Party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief.

15.2    If the Parties are unable to resolve any Dispute pursuant Section 15.1, shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”) by three (3) arbitrators designated by the Parties. Each Party shall designate one arbitrator. The third arbitrator shall be designated by the two arbitrators designated by the Parties. If either Party fails to designate an arbitrator within thirty (30) days after the filing of the Dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the Rules. The seat of an arbitration proceeding hereunder shall be in Singapore and such arbitration proceeding shall be conducted in the English language. The decision or award of the arbitrators shall be in writing and is final and binding on both Parties. The arbitration panel shall award the prevailing Party its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration, the enforcement of any arbitration award and the costs and attorney’s fees involved in obtaining specific performance of an award; provided, however, that if the claims or defenses are granted in part and rejected in part, the arbitration panel shall proportionately allocate between the Parties those arbitration expenses in accordance with the outcomes; provided, further, that the attorney’s fees and costs of enforcing a specific performance arbitral award shall always be paid by the non-enforcing Party, unless the applicable action was determined to be without merit by final, non-appealable decision. The arbitration panel may only award damages as provided for under the terms of this Contract and in no event may award punitive, consequential and special damages. In the event of any conflict between the Rules and any provision of this Contract, this Contract shall govern.

16. TERMINATION AND ASSURANCE

16.1    Suspension and Termination due to the Seller’s Default

16.1.1
Buyer may suspend the delivery of and the progress payments for the remaining unshipped Items as indicated in Annex A in pursuance of Section 3.2.7 or Section 10.2.1(C). If the suspension according to this Section continues for more than ninety (90) days without appropriate remedy by Seller, this Contract shall automatically terminate in accordance with Section 16.1.3.

16.1.2
If the Seller should materially breach the provisions of this Contract other than as set forth in Section 16.1.3, Section 16.1.4 or Section 16.1.5, which breach is not cured within sixty (60) days following the Seller’s receipt from the Buyer’s notice of such breach, the Contract shall automatically terminate unless the Buyer waives such termination within thirty (30) days (or such longer time period as the Buyer and the Seller may hereafter agree in writing) after 60-day cure period end. In the event of such termination, Seller shall refund to Buyer all payments theretofore made to Seller, less direct costs and non-cancelable commitments already incurred by Seller for

CONFIDENTIAL

the manufacture and assembly of the DFC Component Kits that could have been delivered to Buyer but for such termination. Upon such termination, Seller shall also be (i) obligated to ship to Buyer all parts and material which Seller has purchased in fulfillment of this Contract, and for which Seller has received payment from Buyer prior to such termination and (ii) responsible for direct costs and non-cancelable commitments (if any) related to installation and assembly of the DFC Component Kits into the Module as well as of the Module into a complete Plant, which has been incurred by Buyer prior to the date of termination. Upon such automatic termination, Buyer shall take commercially reasonable steps to minimize the Seller’s expenses in cooperation with Seller.

16.1.3
Termination for Prolonged Suspension. In the event that the suspension continues for more than ninety (90) days in pursuance of Section 16.1.1, then this Contract shall automatically terminate unless the Buyer waives such termination within thirty (30) days (or such longer time period as the Buyer and the Seller may hereafter agree in writing) after the 90 day suspension period pursuant to Section 16.1.1 ends. In the event of such termination, Seller shall refund to Buyer all payments theretofore made to Seller, less direct costs and non-cancelable commitments already incurred by Seller for the manufacture and assembly of the DFC Component Kits that could have been delivered to Buyer but for such termination. Upon such termination, Seller shall also be (i) obligated to ship to Buyer all parts and material which Seller has purchased in fulfillment of this Contract, and for which Seller has received payment from Buyer prior to such termination and (ii) responsible for direct costs and non-cancelable commitments (if any) related to installation and assembly of the DFC Component Kits into the Module as well as of the Module into a complete Plant, which has been incurred by Buyer prior to the date of termination. Upon such automatic termination, Buyer shall take commercially reasonable steps to minimize the Seller’s expenses in cooperation with Seller.

16.1.4
Termination for Delivery Delay. In the event that the liquidated damage due to the delay in delivery of any DFC Components or any Equipment under Article 6.3 or Article 10.2.3 has reached the maximum amount set forth in each Section, then the Contract shall automatically terminate unless the Buyer waives such termination within thirty (30) days (or such longer period as the Buyer and the Seller may hereafter agree in writing) after the date on which the liquidated damages has reached such amount. In the event of such termination, Seller shall refund to Buyer all payments theretofore made to Seller, less direct costs and non-cancelable commitments already incurred by Seller for the manufacture and assembly of the DFC Component Kits that could have been delivered to Buyer but for such termination. Upon such termination, Seller shall also be (i) obligated to ship to Buyer all parts and material which Seller has purchased in fulfillment of this Contract, and for which Seller has received payment from Buyer prior to such termination and (ii) responsible for direct costs and non-cancelable commitments (if any) related to installation and assembly of the DFC Component Kits into the Module as well as of the Module into a complete Plant, which has been incurred by Buyer prior to the date of termination. Upon such automatic termination, Buyer shall take its commercially reasonable steps to minimize the Seller’s expenses in cooperation with Seller.

16.1.5	Termination for Insolvency Event. In the event that:

(a)
FCE becomes bankrupt, insolvent, dissolves, takes steps to obtain or obtains or is granted a court decision for the suspension of payment obligations or institutes reorganization, liquidation or any similar proceedings;

CONFIDENTIAL

(b)
A trustee, administrator, liquidator, custodian, provisional manager, or similar Person in a proceeding referred to in paragraph (a) above is appointed (i) with consent, approval or non-objection of FCE, or (b) if FCE has objected to or has not consented to or approved of such appointment, such appointment has not been set aside or stayed within sixty (60) days of the date thereof; or

(c)
A court having jurisdiction enters an order winding-up or otherwise confirming the bankruptcy or insolvency of FCE, which order or confirmation (i) is made with the consent, approval or non-objection of FCE, or (ii) if FCE has objected to or has not consented to or approved of such order or confirmation, such order or confirmation has not been set aside or stayed within sixty (60) days of the date hereof, then the Contract shall automatically terminate. In the event of such termination Seller shall refund to Buyer all payments theretofore made to Seller, less direct costs and non-cancelable commitments already incurred by Seller for the manufacture and assembly of the DFC Component Kits that could have been delivered to Buyer but for such termination. Upon such termination, Seller shall also be (i) obligated to ship to Buyer all parts and material which Seller has purchased in fulfillment of this Contract, and for which Seller has received payment from Buyer prior to such termination and (ii) responsible for direct costs and non-cancelable commitments (if any) related to installation and assembly of the DFC Component Kits into the Module as well as of the Module into a complete Plant, which has been incurred by Buyer prior to the date of termination. Upon such automatic termination, Buyer shall take commercially reasonable steps to minimize the Seller’s expenses in cooperation with Seller.

16.2	Termination Due to the Buyer’s Default

16.2.1
In the event of a payment-related material breach of this Contract by Buyer which extends longer than thirty (30) days after the date payment is due, then Seller may, at its option, either (i) stop work, terminate the Contract for breach and initiate suit for collection of outstanding balances; or (ii) stop work, invoice Buyer in advance for all remaining payments due under this Contract, and continue performance of this Contract upon receipt of such payments from Buyer, with appropriate schedule adjustments needed for any delay.

16.2.2
If Buyer elects to delay authorizing shipment of the Module Kits with scheduled EXW shipment dates pursuant to the schedule in Annex A through no fault of Seller, and such delay is extended for more than 120 days for any such given Module Kit or two or more such Module Kits for more than 60 days each, then Seller may, at its sole discretion, terminate this Contract by providing written notice to Buyer, and in the event of such termination, Seller shall be entitled to retain advance payments received up to such date as Seller’s cost coverage and damage award. Buyer shall be responsible for direct costs and non-cancelable commitments (if any) already incurred by Seller for the manufacture and assembly of the DFC Component Kits that could have been delivered to Buyer but for such termination in excess of the advance payments received up to the time of such termination. Upon such termination, Seller shall take commercially reasonable steps to minimize the Buyer’s expenses in cooperation with Buyer.

16.3    Termination for Other Causes

This Contract may be terminated by either Party (i) due to a Force Majeure event that exceeds the period set forth in Article 14.2; or (ii) if a change in any Applicable Law would materially and adversely affect any rights or obligations of any Party and the Parties under this Contract, in their exercise of commercially reasonable good faith efforts, failed to agree to an appropriate modification or an amendment of the terms and conditions of this Contract, after complying with the procedures set forth in Article 21 below. In addition,

CONFIDENTIAL

if there exist reasonable grounds to doubt either the Buyer's or the Seller's ability to perform its obligations under this Contract in full, then the other Party shall have the right to demand assurances for adequate performance. If no such assurances are provided within sixty (60) days of the request, then the Party demanding assurances may terminate this Contract on written notice to the other Party.

16.4    Seller and Buyer understand and agree that any suspension, termination, or other action provided for under this Section 16 shall be subject to the terms of Section 15 “Disputes and Arbitration,” including to a stay issued pursuant to such proceedings pending the outcome of the resolution of such proceedings.

17. ASSIGNMENT AND SUB-CONTRACTING

17.1    Except as provided in Section 10.4.2, neither Party shall, without the consent in writing of the other Party, which shall not be unreasonably withheld, assign or transfer the Contract or the benefits or obligations thereof or any part thereof to any person. Any such placing of sub-orders shall not relieve the Seller from its obligations under the Contract.

18. TAXES AND DUTIES

18.1    The Seller shall pay and bear all the taxes, charges, customs duties and tariffs for the sale or export of the DFC Component Kits assessed or imposed on the Seller by the government or other competent authorities of the Seller's country in relation to the Contract, subject to the provisions of Article 6.1.1 above.

18.2    The Buyer shall pay and bear all the taxes, charges, customs, duties and tariffs for the purchase or import of the DFC Component Kits assessed or imposed on the Buyer by the government or other competent authorities of the Republic of Korea in relation to the Contract, subject to the provisions of Article 6.1.1 above.

18.3    In case the Seller is required to collect the VAT from the Buyer, the Seller shall invoice to the Buyer. The Buyer shall then pay such VAT amount to the Seller within thirty (30) days after receipt of the invoice, or shall reimburse the Seller within thirty (30) days after receipt of the Seller’s invoice and evidence of payment in case the Seller is required to pay the VAT in advance.

18.4    The Buyer shall bear any and all import duties and related taxes imposed by the Korean Government on the imported DFC Component Kits and/or materials, and it shall be responsible for any and all matters relating to customs clearance.

19. GOVERNING LAW

The Contract shall be governed, interpreted and construed under the laws of the State of New York.

20. LOCAL LAW COMPLIANCE

20.1    Local Law Compliance

CONFIDENTIAL

20.1.1    The Seller shall comply with, and cause its personnel to comply with, all applicable laws of the Republic of Korea and any political subdivision thereof, in the performance of its duties under this Contract.

20.1.2    The Buyer shall be responsible for obtaining the necessary certifications, approvals, licenses, permits and authorizations from the applicable Korean governmental authorities (the “Approvals”) to perform its obligations under this Contract.

20.1.3.    The Parties acknowledge and agree that the FCE technology contained in the DFC Components Kits supplied by the Seller under this Contract is a new generating technology, with codes and standards still under development; therefore, securing the applicable permits and other authorizations may require significant interaction with and education of the applicable Korean regulatory authorities. The Seller agrees to provide commercially reasonable cooperation to Korean regulatory authorities pursuant to this Section. For the avoidance of doubt, in the event that Buyer is required to obtain the Approvals for the DFC Components Kits and/or any other Equipment thereof supplied by the Seller under this Contract, the Seller shall cooperate with the Buyer in obtaining such Approvals including, without limitation, by providing drawings, specifications and/or any other documentation required by the Korean governmental authorities.

21. ADDITION AND AMENDMENT

No modification, alteration, addition or change in the terms hereof shall be binding on the Parties hereto, unless it is reduced to writing in the English language and duly executed by the Parties hereto in the same manner as the execution of the Contract and subject to such government approval as may be required under the applicable laws and regulations of the countries concerned.

22. NOTICE

All notices pursuant to this Contract including daily communication to be given to either Party will be deemed to have been duly given if delivered personally or by internationally recognized courier service, or by facsimile, to the addresses set forth below. Either Party may change its address by giving prior notice to the other Party in the same manner set forth hereinabove.

For the Buyer:

*

Ms. Ji-Hyung Kim, Esq.
General Counsel
Legal Affairs Team
POSCO Energy
POSCO Center, 440 Teheran-ro, Gangnam-gu, Seoul 135-777, Korea
phone 82-2-3457-2026
facsimile 82-2-3457-2115
kim.jihyung@poscoenergy.com

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL

For the Seller:

Mr. Ross M. Levine, Esq.
Vice President, Legal Affairs
FuelCell Energy Inc.
3 Great Pasture Road
Danbury, CT 06813
phone 203 825 6057
facsimile: 203 825 6069
rlevine@fce.com

23. ENTIRE CONTRACT

The Contract sets forth the entire agreement and understandings between the Parties as to the subject matter of this Contract. It supersedes upon effectiveness of the Contract all prior discussions, agreements and understandings of any and every nature between them.

24. PUBLICITY

Neither Party shall engage in any advertising, sales promotion, press releases, public announcements, articles for journals or any other publications, or presentation material for any meeting, seminar or conference, or any other publicity matter relating to this Contract wherein the name of the other Party, its logo and/or trademark, or that of its parent company or any of its affiliates is mentioned or otherwise identifiable; or wherein any aspect of this project is mentioned or identified, without the prior written consent of the other Party.

25. CONSEQUENTIAL DAMAGES

Except as may be otherwise agreed between the Parties, or expressly set forth to the contrary in this Contract, neither Party shall be liable to the other for any incidental, indirect, special or consequential damages, however caused, and based on any theory of liability, arising out of or related to the performance of this Contract.

26. INSURANCE

Each Party shall maintain the following insurance coverage written with carriers authorized to insure risks at the Site location, with the other Party named as additional insured, providing thirty (30) days written notification of cancellation:

27.1    Worker's Compensation providing statutory limits and coverage and Employer's Liability, in an amount not less than $500,000 policy limit; and,

27.2    Commercial General Liability covering bodily injury (including death) and property damage in an amount not less than One Million Dollars ($1,000,000) per occurrence; including Premises Operations, Contractual Liability, Products and Completed Operations, and Broad Form Property Damage.

CONFIDENTIAL

27.3    Commercial Automobile Liability in an amount not less than One Million Dollars ($1,000,000) combined single limit per accident, covering all owned, non-owned, leased, rented or hired autos used in connection with the performance of this Contract.

27. COUNTERPARTS

This Contract may be executed by the Parties hereto in separate counterparts, by facsimile or electronically, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

28. SEVERABILITY

If any provision of this Contract is invalid or unenforceable under any applicable statute or rule of law, then the remainder of this Contract shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Contract so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

29. WAIVER

No waiver shall be deemed to have been made by any Party of any of its rights under this Contract unless the same shall be in a writing that is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

30. SPARES

30.1 Seller and Buyer agree that if, during the period between the EXW shipment date of a DFC Module Kit supplied under this Contract and the conditioning of a DFC Module incorporating such DFC Module Kit, any defect(s) in NRC or RC of a DFC Module Kit (the “Cell Defect”), including physical breakage of NRC and/or RC and non-conformance of NRC and/or RC to Appendix B hereto, are found, Buyer shall be able to replace the defective portion of NRC and/or RC of such DFC Module Kit with the non-defective portion of NRC and/or RC of any DFC Module Kit purchased and delivered to Buyer under this Contract or any other Replacement from Buyer’s Inventory (the “Cell Replacement”). If any Cell Defect is attributable to Seller, Seller shall procure, at its own costs and expenses, the Cell Replacement in accordance with applicable warranty provisions in Article 10; provided that the period of warranty for the DFC Module Kit, of which a defective portion of NRC and/or RC are substituted with any Cell Replacement, shall be a period of twenty-one (21) months from the EXW shipment date of such DFC Module Kit with the Cell Defect. If any Cell Defect is incurred in transit after the EXW shipment date of the DFC Module Kit with such Cell Defect, or is caused by a handling mistake by the Buyer’s personnel during the assembly of a DFC Module, or is incurred during a continuity check of DFC Module being assembled, or for any other purposes of the Cell Replacement, Buyer shall be able to purchase from Seller a certain amount of DFC Module Kits or any other Equipment thereof for Buyer to use as spares, with pricing as indicated in Article 2 of Appendix C of this Contract.

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Contract on the day and year above written.

POSCO Energy Co. Ltd.

/s/ Chang Kwan Oh
Chang Kwan Oh
President & CEO
POSCO Energy Co. Ltd.

Signing date: October 31, 2012

FuelCell Energy, Inc.

/s/ Arthur A. Bottone
Arthur A. Bottone
President & CEO
FuelCell Energy, Inc.

Signing date: October 31, 2012

CONFIDENTIAL

ANNEX A

Delivery Schedule, Equipment Description, and Contract Price

Part I – Delivery Schedule (all of the below Deliveries are DFC Module Kits with 1.4 MW output)

Contract Year	Item # overall	Item # by year	Kits per month	EXW Shipment Date	Contract Year	Item # overall	Item # by year	Kits per month	EXW Shipment Date
2013	73	1	2	8-May-13	2015	117	4	2	19-Dec-14
2013	74	2	2	22-May-13	2015	118	5	2	7-Jan-15
2013	75	3	2	12-Jun-13	2015	119	6	2	23-Jan-15
2013	76	4	2	26-Jun-13	2015	120	7	2	6-Feb-15
2013	77	5	2	10-Jul-13	2015	121	8	2	20-Feb-15
2013	78	6	2	24-Jul-13	2015	122	9	2	6-Mar-15
2013	79	7	2	14-Aug-13	2015	123	10	2	20-Mar-15
2013	80	8	2	28-Aug-13	2015	124	11	2	3-Apr-15
2013	81	9	2	11-Sep-13	2015	125	12	2	17-Apr-15
2013	82	10	2	25-Sep-13	2015	126	13	2	8-May-15
2013	83	11	2	9-Oct-13	2015	127	14	2	22-May-15
2013	84	12	2	23-Oct-13	2015	128	15	2	5-Jun-15
2014	85	1	2	8-Nov-13	2015	129	16	2	19-Jun-15
2014	86	2	2	22-Nov-13	2015	130	17	2	10-Jul-15
2014	87	3	2	6-Dec-13	2015	131	18	2	24-Jul-15
2014	88	4	2	20-Dec-13	2015	132	19	2	7-Aug-15
2014	89	5	3	7-Jan-14	2015	133	20	2	21-Aug-15
2014	90	6	3	16-Jan-14	2015	134	21	2	4-Sep-15
2014	91	7	3	28-Jan-14	2015	135	22	2	18-Sep-15
2014	92	8	2	7-Feb-14	2015	136	23	2	5-Oct-15
2014	93	9	2	21-Feb-14	2015	137	24	2	19-Oct-15
2014	94	10	3	4-Mar-14	2016	138	1	2	6-Nov-15
2014	95	11	3	13-Mar-14	2016	139	2	2	20-Nov-15
2014	96	12	3	24-Mar-14	2016	140	3	2	4-Dec-15
2014	97	13	2	4-Apr-14	2016	141	4	2	18-Dec-15
2014	98	14	2	18-Apr-14	2016	142	5	2	8-Jan-16
2014	99	15	3	1-May-14	2016	143	6	2	22-Jan-16
2014	100	16	3	12-May-14	2016	144	7	2	5-Feb-16
2014	101	17	3	21-May-14	2016	145	8	2	19-Feb-16
2014	102	18	2	6-Jun-14	2016	146	9	2	4-Mar-16
2014	103	19	2	20-Jun-14	2016	147	10	2	18-Mar-16
2014	104	20	3	2-Jul-14	2016	148	11	2	8-Apr-16
2014	105	21	3	14-Jul-14	2016	149	12	2	22-Apr-16
2014	106	22	3	23-Jul-14	2016	150	13	2	6-May-16
2014	107	23	2	1-Aug-14	2016	151	14	2	20-May-16
2014	108	24	2	22-Aug-14	2016	152	15	2	3-Jun-16
2014	109	25	3	3-Sep-14	2016	153	16	2	17-Jun-16
2014	110	26	3	12-Sep-14	2016	154	17	2	8-Jul-16
2014	111	27	3	23-Sep-14	2016	155	18	2	22-Jul-16
2014	112	28	2	10-Oct-14	2016	156	19	2	5-Aug-16
2014	113	29	2	24-Oct-14	2016	157	20	2	22-Aug-16
2015	114	1	2	7-Nov-14	2016	158	21	1	23-Sep-16
2015	115	2	2	21-Nov-14	2016	159	22	1	21-Oct-16
2015	116	3	2	5-Dec-14

CONFIDENTIAL

ANNEX A (continued)

Delivery Schedule, Equipment Description, and Contract Price

Part II – Contract Price

Contract Year	Description	Quantity	Price per Unit	Extended Price
2013	DFC Module Kits (1.4MW output)	12	*	*
2014	DFC Module Kits (1.4MW output)	29	*	*
2015	DFC Module Kits (1.4MW output)	24	*	*
2016	DFC Module Kits (1.4MW output)	22	*	*
			Contract Price:	$181,387,313.00

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL

ANNEX B

DFC Module Kit Price Allocation

Part Number	Description	Order Qty	Unit Price	Extended Price
*	*	*	*	*

ANNEX C

Advance Payment Guarantees

(A)Seller shall deliver to Buyer an approved, unconditional and irrevocable Advance Payment Guarantee, in a form which shall be subject to prior approval of Buyer, in an amount equal to 44.7 % of the Contract Price for Contract Year 2013 and Contract Year 2014, in an amount equal to 47.9% of the Contract Price for Contract Year 2015, and in an amount equal to 48.6 % of the Contract Price for Contract Year 2016, in each case as indicated in Part II of Annex A, in accordance with provisions (B), (C) and (D) hereunder, which shall be valid from the date of each Contract Year’s first payment from Buyer to Seller until the full repayment of the amount of Advance Payment Guarantee by Seller.

(B)Seller shall deliver a bond from a bank, insurance or securities company approved by Buyer in the amount of six percent (6%) of the Contract Price for Contract Year 2013 and Contract Year 2014 as indicated in Part II of Annex A within seven (7) days after the Effective Date, Seller shall deliver a bond from a bank, insurance or securities company approved by Buyer in the amount of six percent (6%) of the Contract Price for Contract Year 2015 and Contract Year 2016 as indicated in Part II of Annex A on or prior to the date on which first payments for each Contract Year is due as defined in Section 4.2.4(A) and Section 4.4 of this Contract.

(C)Seller hereby assigns a lien and security interest to Buyer in pursuance of provisions (D) and (E) of this Annex C below, in order to compensate the difference between the amount of the Advance Payment Guarantee specified in the provision (A) of this Annex C and the bonds delivered by Seller for each Contract Year in accordance with the provision (B) of this Annex C above. If the amounts of advance payments made by Buyer to Seller are below the forty-four point seven percent (44.7%) of the Contract Price for Contact Year 2013 and Contract 2014, the forty-seven point nine percent (47.9%) of the Contract Price for Contract Year 2015 or the forty eight point six percent (48.6%) of the Contract Price for Contract Year 2016 at the time of termination under this Contract, the lien and security interest assigned by Buyer hereunder are to compensate only the difference between the amounts of advance payments made by Buyer to Seller in accordance with times and amounts specified in Sections 4.2.3. and 4.2.4, and the bonds delivered by Seller for applicable Contract Years. Seller shall use the advance payments made by Buyer only for the Seller’s

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL

performance of this Contract and for no other purposes. Seller shall provide the necessary documentation to perfect the assignment of the lien and security interest to Buyer, in pursuance of the provisions (D) and (E) of this Annex C below, at the same time as Seller delivers the bond to Buyer in accordance with the provision (B) of this Annex C or within seven (7) days from Seller’s purchases of the goods to be assigned, pledged and/or granted as collateral security to Buyer in accordance with the provision (D) of this Annex C.

(D)     Assignment, Pledge and Grant of Security Interest. As collateral security for the performance of this Contract, Seller hereby assigns, pledges, and grants to Buyer a lien on and continuing security interest in all of the Seller's right, title and interest in, to and under, all materials, parts and components purchased by Seller for performance of this Contract (the "Purchased Goods") whether now owned or hereafter acquired by the Seller and wherever located. Buyer shall be the first lien-holder and the first creditor of the security interest in the Purchased Goods. Seller shall retain possession of all such Purchased Goods for use in performance of this Contract and shall be entitled to use all Purchased Goods in all manufacturing efforts as required under this Contract for incorporation of the Purchased Goods into the Module Kits being supplied under this Contract. Seller shall be responsible for insurance and risk of loss of the Purchased Goods until such time that title to the Module Kits in which the Purchased Goods are incorporated passes to Buyer. In the event of termination of this Contract for any reason, Seller shall make an accounting to Buyer of all Purchased Goods for which title has passed to Buyer, but which have not been consumed in production of the Module Kits, and shall thereupon promptly either (a) deliver all such Purchased Goods to Buyer or Buyer's designee or (b) submit a proposal to Buyer for Seller to purchase all or a portion of the Purchased Goods from Buyer. Buyer may, at its sole discretion, accept or reject the proposal for such purchase. If Buyer rejects the purchase proposal by Seller, Seller shall promptly deliver the Purchased Goods to Buyer. In case Seller proposes to purchase only a portion of such Purchased Goods, and Buyer accepts such proposal, Seller shall promptly deliver the remaining Purchased Goods to Buyer.

(E) UCC Financing Statement. It is the intention of the Parties that the Security Interest and Lien granted in the provision (D) of this Annex C above shall be recorded by the filing of a UCC Financing Statement with the Office of the Secretary of State of the State of Connecticut. Seller agrees that from time to time, Seller shall promptly execute and deliver all instruments and documents, and take all action, including, without limitation, security or assignment agreement(s) between Buyer and Seller and/or among Seller and Seller’s suppliers, that may be reasonably necessary or desirable, or that Buyer may reasonably request, in order to perfect and protect the lien and security interest granted hereby or to enable Buyer to exercise and enforce its rights and remedies hereunder with respect to the Purchased Goods. In all security or assignment agreement(s) that Seller may enter into with its suppliers of materials to be provided under this Contract, Seller shall include a provision that such agreement(s) shall be assignable to Buyer without approval of such suppliers. Without limiting the generality of the foregoing, Seller (i) at the request of Buyer, shall execute such instruments, endorsements or notices, as may be reasonably necessary or desirable or as Buyer may reasonably request, in order to perfect and preserve the assignments and security interests granted hereby, and (ii) authorizes Buyer to file any financing statements, amendments or continuations without the signature of the Seller to the extent permitted by applicable law in order to perfect or maintain the perfection of the security interest granted under this Contract.

CONFIDENTIAL

APPENDIX A

Specifications for DFC® Stack Modules

C1400 Stack Module Specification

1.0    Introduction
This specification document describes the interfaces and functional operation of the C1400 Direct FuelCell ® (DFC®) stack module. The C1400 stack module is comprised of four DFC stack modules, and the associated enclosure and process and electrical connections. When operated in a standard FCE DFC3000 BOP, two of these modules produce enough DC power to provide a net AC (after powerplant parasitic loads) of 2.8 MW at ISO conditions.
2.0    Scope
This document describes one C1400 module. The specification provides preliminary dimensional and interface data that can be used for planning and design. Final drawings will be provided as part of formal project data submittal.

3.0     Specifications

3.1    Dimensions and Weights

Height:    166.25 inches
Width:    161.5 inches
Length:    226 inches
Detailed dimensional information is provided on drawing 20536

Weight:    100,000 lbs

3.2    Mechanical Interfaces

3.2.1    Piping Interfaces

*

3.3    Civil Interfaces

*

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL

3.4    Electrical and Control Interfaces

3.4.1    DC Connections

*

3.4.2    Grounding
*
3.4.3    Control Power

*

3.4.4     Module I/O

*

3.5    Performance Specification
Table 1 summarizes the projected output from the stack module at rated load. This table shows the DC output from the stack module, which is comprised of the output from four DFC stacks connected as two parallel strings, each with two series-connected stacks.
Table 1
Nominal Stack Module Output at Rated Load

*

This performance is for a powerplant operating at sea level atmospheric pressure. Module DC voltage will reduce by 2 volts for every 1000 feet of elevation above sea level due to reduced cell electrochemical performance at lower pressure. In addition to this module power output decrease, there will also be BOP impacts on power and efficiency due to elevation and ambient temperature, depending on the BOP design.
This performance requires the proper supply of process gasses to the module. Table 2 shows the process flows required for rated operation.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL

Table 2
Fuel and Air Gas Flows Needed to Produce Specified DC Output

	Anode Inlet, Natural Gas Fuel		Anode Inlet, Digester Gas Fuel		Air Flow (at module inlet, after air blower, combination of primary and secondary air)

Temperature, deg F	*		*		*
Volume Flow, SCFM	*		*		*
Molar Flow, lbmol/hour	*		*		*
Mass Flow, lb/h	*		*		*

Components	lb-mole/hr	mole %	lb-mole/hr	mole %	lb-mole/hr	mole %
Hydrogen	*	*	*	*	*	*
Methane	*	*	*	*	*	*
Carbon Monoxide	*	*	*	*	*	*
Carbon Dioxide	*	*	*	*	*	*
Water	*	*	*	*	*	*
Nitrogen	*	*	*	*	*	*
Oxygen	*	*	*	*	*	*
Total	*	*	*	*	*	*
*

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL

Table 3
Contaminant Limits for Fuel and Air Process Streams

Contaminant	Air limit, ppb	Fuel limit, ppb
Total sulfur compounds	*	*
Total halogens, halides, or hypochlorite	*	*
Particulates	*	*
Siloxanes	*	*
Metals	*	*
Mercury	*	*
Lead	*	*
Selenium	*	*
Cadmium	*	*
Arsenic	*	*
Vanadium	*	*
Tin	*	*
Potassium	*	*
Sodium	*	*
Zinc	*	*
Barium	*	*
Iron	*	*
Chromium	*	*

*
3.6    Stack Module Life
*
Table 4
Life Impacts of Stack Operation Transients

Life Impacting Event	Allowed in 5 year life		Allowed per year		Impact on life if exceeded
*	*	*	*	*	*	*

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL

APPENDIX B

DFC Components Specifications

C1400 Stack Module Kit Scope Specification

1.0    Introduction
This specification describes scope of supply for Direct FuelCell stack module component kits, which will be used in the assembly of C1400 stack modules. Detailed documentation including drawings, part numbers, part descriptions, UoM and quantities relating to DFC Components, based on the Seller’s latest technical information, are continuously and regularly updated by Seller, and notified and made available to Buyer on Seller’s web-portal system designated by Seller as *.
2.0    Scope
This document describes the component kit for one C1400 module.

3.0     Specifications

3.1    Dimensions and Weights

Total weight of component kit: 100,000 lbs plus packaging weight
Components are to be provided in multiple skids. The following table provides the individual dimensions and weights:

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL

Gaylord Pack or Crate	Dimensions	Weight	Gaylord Pack or Crate	Dimensions	Weight
Gaylord #1	41"x41"x34"	888 lbs	A6	156"x 8"x 8"	500 lbs
Gaylord #2	54"x47"x40"	636 lbs	A7	114" x 45" x 34"	365 lbs
Gaylord #3	55"x48"x39"	283 lbs	A8	114" x 45" x 34"	365 lbs
Gaylord #4	64"x64"x30"	1213 lbs	A9	73" x 41" x 27"	312 lbs
Gaylord #5	65"x41"x29"	882 lbs	A10	48" x 24" x 17"	180 lbs
Gaylord #6	65"x41"x29"	882 lbs	Crate 1 of 26	67"x37"x39"	2140 lbs
Gaylord #7	65"x41"x29"	882 lbs	Crate 2 of 26	67"x37"x39"	2140 lbs
Gaylord #8	65"x41"x29"	882 lbs	Crate 3 of 26	67"x37"x39"	2140 lbs
Gaylord #9	57"x35"x32"	784 lbs	Crate 4 of 26	67"x37"x39"	2140 lbs
Gaylord #10	57"x35"x32"	784 lbs	Crate 5 of 26	67"x37"x39"	2140 lbs
Gaylord #11	57"x35"x32"	784 lbs	Crate 6 of 26	67"x37"x39"	2140 lbs
Gaylord #12	57"x35"x32"	784 lbs	Crate 7 of 26	67"x37"x39"	2140 lbs
Gaylord #13	53"x50"x22"	2370 lbs	Crate 8 of 26	67"x37"x39"	2140 lbs
Gaylord #14	53"x50"x22"	2370 lbs	Crate 9 of 26	67"x37"x39"	2140 lbs
Gaylord #15	53"x50"x22"	2370 lbs	Crate 10 of 26	67"x37"x39"	2140 lbs
Gaylord #16	53"x50"x22"	2370 lbs	Crate 11 of 26	67"x37"x39"	2140 lbs
Gaylord #19 & #20	42"x37"x66"	143 lbs	Crate 12 of 26	67"x37"x39"	2140 lbs
Gaylord #21 & #22	42"x37"x66"	143 lbs	Crate 13 of 26	67"x37"x39"	2140 lbs
TRPack #24	128"x68"x43"	1987 lbs	Crate 14 of 26	67"x37"x39"	2140 lbs
TRPack #25	128"x68"x43"	1987 lbs	Crate 15 of 26	67"x37"x39"	2140 lbs
TRPack #26	128"x68"x58"	2579 lbs	Crate 16 of 26	67"x37"x39"	2140 lbs
TRPack #27	128"x68"x58"	2579 lbs	Crate 17 of 26	67"x37"x39"	2140 lbs
TRPack #28	96"x37"x18"	219 lbs	Crate 18 of 26	67"x37"x39"	2140 lbs
TRPack #29	147"x6"diameter	13 lbs	Crate 19 of 26	67"x37"x39"	2140 lbs
TRPack #30	112"x23"x22"	351 lbs	Crate 20 of 26	67"x37"x39"	2140 lbs
TRPack #31	75"x51"x36"	297 lbs	Crate 21 of 26	67"x37"x39"	2140 lbs
TRPack #32	60"x44"x30"	249 lbs	Crate 22 of 26	67"x37"x39"	2140 lbs
TRPack #34	128"x48"x68"	1998 lbs	Crate 23 of 26	67"x37"x39"	2140 lbs
TRPack #35	55"x55"x83"	574 lbs	Crate 24 of 26	67"x37"x39"	2140 lbs
TRPack #36	44"x44"x56"	329 lbs	Crate 25 of 26	67"x37"x39"	2140 lbs
TRPack #37	75"x35"x29"	724 lbs	Crate 26 of 26	67"x37"x39"	2140 lbs
TRPack #38	44"x44"x47"	592 lbs	Crate 1 of 1	67"x37"x39"	1885 lbs
TRPack #39	44"x44"x70"	603 lbs	Crate 1 of 7	63"x37"x30"	1170 lbs
TRPack #40	44"x49"x42"	359 lbs	Crate 2 of 7	63"x37"x30"	1170 lbs
Vessel & Base Assembly	19'4.5"x13'6.5"x13'2-5/8"	34750 lbs	Crate 3 of 7	63"x37"x30"	1170 lbs
A1	99" x 84" x 19"	1002 lbs	Crate 4 of 7	63"x37"x30"	1170 lbs
A2	45"x12"x11"	200 lbs	Crate 5 of 7	63"x37"x30"	1170 lbs
A3	140" x 68" x 32 "	1144 lbs	Crate 6 of 7	63"x37"x30"	1170 lbs
A4	48"x 41"x 33"	160 lbs	Crate 7 of 7	63"x37"x30"	1170 lbs
A5	54"x 42"x 23"	342 lbs	Crate 1 of 1	63"x37"x30"	1180 lbs

CONFIDENTIAL

3.2 Repeating Component Subassembly listing.

Item	Numbers per Kit

Cell Packages	1,300
Reforming Units	264
Matrix	1,604

End Cells	8
Low Fill	20
High Fill	16

CONFIDENTIAL

APPENDIX C

Spare Parts Procurement Procedures

1.	General Procedures

1.1.	Seller agrees that Buyer has a right to use Buyer’s existing components of RC and NRC supplied by Seller and stored in Buyer’s inventory.

1.2.	Buyer agrees to apply ‘First-In, First-Out’ (“FIFO”) inventory management consuming the oldest inventory items first.

1.3.
If any DFC components delivered by Seller are found to be defective or deficient, Buyer bears the responsibility of claiming the defect or deficiency to the Seller using Seller’s stacking log system within 48 hours after the initial finding. Seller shall avoid Buyer’s production stoppage by enabling Buyer to replace the claimed parts with components from the next available kit item or from Buyer’s spares inventory during the process of Seller’s warranty disposition of claimed component.

1.4.	For the purpose of reducing human error and mistakes, manual data logging is not allowed during Buyer’s final assembly operation.

1.5.
During all stages of assembly and test of DFC modules by Buyer, Seller shall maintain the right to have its technical representative(s) present at Buyer’s Plant at the Seller’s own cost, for the purpose of ensuring Buyer’s compliance to Seller’s standard procedures and quality standard. The performance of the aforesaid functions by the Seller’s technical representative(s) shall in no way relieve Buyer of its obligations under this agreement.

1.6	Failure to adhere to the above requirements by Buyer may void Seller’s warranties.

2.	Pricing

2.1.	Preannounced Replenishment of Spares. Subject to the requirements set forth below, Seller agrees to provide spare RC and NRC components with pricing outlined in Annex B of this Contract.

2.1.1.	Purchase Quantity Requirement. Buyer agrees that spares purchase quantity should amount to the minimum RC packing unit as defined in Appendix C Table 8A for the purpose of reducing cost of logistics.

2.1.2.	Lead time. The Parties agree that Seller requires minimum 12 months lead time for Seller’s production planning and resource arrangement.

CONFIDENTIAL

2.2.
Special Replenishment of Spares. Seller agrees to provide special shipment(s) of replacement kit components with the pricing outlined in Section 8 of this Appendix, provided Buyer’s replenishment request fails to meet the condition set forth in section 2.1.1 or section 2.1.2 above.

3.	Payment Terms. 100% amount shall be invoiced upon Purchase Order. Payments shall be due 30 days from the invoice date.

4.	Deliveries

4.1.	Place. All Spares are to be shipped on the basis of EXW Seller’s delivery site.

4.2.
Transport Documents. As soon as each shipment, as provided for in this Article, is made, Seller shall send to Buyer complete sets of documents, Three (3) sets via the ship's master and Three (3) sets by air courier service and by electronic mail, each set consisting of the following transport documents:

(1) A clean on board bill of lading;
(2) A commercial invoice;
(3) A packing list.
In case (i) such documents described above fail to be submitted to Buyer prior to the arrival date of each shipment at the discharging port due to Seller’s fault, or (ii) any shipment fails to be released from the discharging port or to pass any customs clearance due to any omission or error in such documents described above, Seller shall bear all costs and expenses incurred therefrom.

5.	Warranties, Remedies and Limitations

5.1.	Warranty. Only Manufacturers’ standard warranty shall be in effect for all material purchased herein. This warranty period is 21 months from Ex Works delivery.

5.2.
Title. Seller warrants to Buyer that it will convey good title to the goods sold hereunder. Seller's liability and Buyer's remedy under this warranty are limited to the removal of any title defect or, at the election of Seller, to the replacement of the goods or parts thereof which are defective in title.

5.3.	Seller shall not be liable and the Warranties stipulated in this Article shall not apply if and to the extent that the Equipment damaged or altered pursuant to the following:

5.3.1.	Damage in transit, improper storage or handling, incorrect or negligent operations or improper maintenance;

5.3.2.	Any alterations made by Buyer without the consent of Seller;

5.3.3.	Normal wear and tear.

CONFIDENTIAL

5.4.
Exclusive Remedy. Except as otherwise set forth herein, the remedies set forth in this Article are the exclusive remedies for all claims based on failure of or defect in the Equipment provided under this Contract, whether the failure or defect arises before or during the warranty period and whether a claim, however instituted, is based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND GUARANTEES WHETHER WRITTEN, ORAL, IMPLIED OR STATUTORY. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY.

5.5	The provisions under this Article 5. Warranties, Remedies and Limitations are guidance only, and shall not be interpreted as the commercial terms of any Purchase Order.

6.	Liquidated Damages

6.1.
Liquidated Damages for Delayed Delivery: In the event the EXW delivery date of the Equipment is delayed beyond 12 months from Buyer’s issuance of Purchase Order for Preannounced Replenishment or dates indicated in Appendix B for Special Replenishment through the fault of the Seller, the Buyer is entitled to claim liquidated damages per day of delay in an amount equivalent to 0.11% of the price for the delayed Equipment. Such liquidated damages shall not exceed seven percent (7%) of the price of the delayed Equipment. In no event shall Seller be considered liable for any cost, expense or consequence of any nature by Buyer for any late deliveries by any vendor or supplier of any of the goods or materials being provided under this Contract.

6.2	The provisions under this Article 6. Liquidated Damages are guidance only, and shall not be interpreted as the commercial terms of any Purchase Order.

7.	Templates of RC packages with Minimum Quantity Requirement

7.1.	POSCO Energy shall use the templates indicated in Table 8.A for ordering RC.

7.2.	Each template shows minimum quantity requirement per standard shipping unit (crate) with constituent parts of standard packing unit for RC shipment.

7.3.	Each RC spares purchase shall consist of identification of templates required by POSCO Energy and the order quantity of each template.

8.	Pricing for Special Replenishment Spares

8.1 Minimum quantities, prices and lead time of each component are listed in Table 8.A below. Purchase orders must comply with these values in order to be processed by FCE.

CONFIDENTIAL

8.2 Items less than $200 requires a transaction cost of $200 and minimum shipping quantities.

Table 8.A

part number	part description	qty	UoM	lead time (weeks)	EXW FCE price each	EXW FCE price ext
*	*	*	*	*	*	*

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL